                                                                     Exhibit 2.1
                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                         eRESOURCE CAPITAL GROUP, INC.,

                        LOGISOFT ACQUISITION CORPORATION,

                                   EACH OF THE
                                  STOCKHOLDERS
                               LISTED ON EXHIBIT A

                                       and

                        LOGISOFT COMPUTER PRODUCTS, CORP.
                         (TO BECOME A PARTY BY JOINDER)










                            DATED AS OF JUNE ___, 2001


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                               TABLE OF CONTENTS
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
ARTICLE I. DEFINITIONS............................................................................................2
         1.1      DEFINITIONS.....................................................................................2
         1.2      OTHER DEFINITIONS...............................................................................5

ARTICLE II. THE MERGER............................................................................................6
         2.1      THE MERGER......................................................................................6
         2.2      CLOSING.........................................................................................7
         2.3      EFFECTIVE TIME..................................................................................7
         2.4      CERTIFICATE OF INCORPORATION....................................................................7
         2.5      BYLAWS..........................................................................................7
         2.6      DIRECTORS.......................................................................................7
         2.7      OFFICERS........................................................................................7
         2.8      EFFECT ON COMPANY COMMON STOCK..................................................................7
         2.9      EFFECT ON CAPITAL STOCK OF MERGER SUB...........................................................8
         2.10     SURRENDER OF SHARES; PAYMENT OF MERGER CONSIDERATION............................................9

ARTICLE III. REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY................................................10
         3.1      ORGANIZATION AND QUALIFICATION.................................................................10
         3.2      AUTHORIZATION..................................................................................10
         3.3      NO VIOLATION...................................................................................11
         3.4      CAPITALIZATION.................................................................................11
         3.5      SUBSIDIARIES...................................................................................12
         3.6      CONSENTS AND APPROVALS.........................................................................12
         3.7      FINANCIAL STATEMENTS...........................................................................12
         3.8      ABSENCE OF UNDISCLOSED LIABILITIES.............................................................13
         3.9      ABSENCE OF CERTAIN CHANGES.....................................................................13
         3.10     LITIGATION.....................................................................................14
         3.11     PROPERTY; LIENS AND ENCUMBRANCES...............................................................14
         3.12     CERTAIN AGREEMENTS.............................................................................14
         3.13     EMPLOYEE BENEFIT PLANS.........................................................................15
         3.14     TAXES..........................................................................................17
         3.15     COMPLIANCE WITH APPLICABLE LAW; PERMITS; POLICIES..............................................20
         3.16     CONSUMMATION OF SPLIT-OFF......................................................................21
         3.17     PROPRIETARY RIGHTS.............................................................................21
         3.18     INSURANCE......................................................................................21
         3.19     ENVIRONMENTAL MATTERS..........................................................................21
         3.20     ALL NECESSARY ASSETS...........................................................................22
         3.21     CLAIMS FOR INDEMNIFICATION.....................................................................22
         3.22     LABOR MATTERS..................................................................................22
         3.23     AFFILIATE TRANSACTIONS.........................................................................23
         3.24     BONUSES........................................................................................23
         3.25     BROKERS' FEES AND COMMISSIONS..................................................................23
         3.26     TAKEOVER STATUTES..............................................................................23
         3.27     OTHER INFORMATION..............................................................................24
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
ARTICLE IV. ADDITIONAL REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS............................................24
         4.1      AUTHORIZATION..................................................................................24
         4.2      NO VIOLATION...................................................................................24
         4.3      CONSENTS AND APPROVALS.........................................................................25
         4.4      BROKERS........................................................................................25
         4.5      OWNERSHIP OF COMPANY COMMON STOCK..............................................................25
         4.6      INVESTMENT REPRESENTATIONS.....................................................................25

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PARENT..............................................................27
         5.1      ORGANIZATION, QUALIFICATIONS AND OPERATIONS....................................................27
         5.2      AUTHORIZATION..................................................................................28
         5.3      NO VIOLATION...................................................................................28
         5.4      CONSENTS AND APPROVALS.........................................................................28
         5.5      BROKERS........................................................................................28
         5.6      PARENT DISCLOSURE MATERIALS....................................................................28
         5.7      ABSENCE OF CERTAIN CHANGES OR EVENTS...........................................................29

ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF MERGER SUB.........................................................29
         6.1      ORGANIZATION, QUALIFICATIONS AND OPERATIONS....................................................29
         6.2      CAPITAL STRUCTURE..............................................................................29
         6.3      AUTHORIZATION..................................................................................29
         6.4      NO VIOLATION...................................................................................30
         6.5      CONSENTS AND APPROVALS.........................................................................30
         6.6      BROKERS........................................................................................30
         6.7      NO PRIOR ACTIVITIES............................................................................30

ARTICLE VII. ADDITIONAL AGREEMENTS...............................................................................30
         7.1      VOTING OF SHARES; EXECUTION OF JOINDER.........................................................30
         7.2      COMPANY STOCKHOLDER APPROVAL...................................................................31
         7.3      ACCESS TO INFORMATION; CONFIDENTIALITY.........................................................31
         7.4      PUBLIC ANNOUNCEMENTS...........................................................................32
         7.5      TAXES..........................................................................................32
         7.6      CONSENTS, APPROVALS AND FILINGS................................................................35
         7.7      THIRD PARTY PROPOSALS..........................................................................35
         7.8      STOCK OPTIONS..................................................................................36
         7.9      POST-SIGNING FINANCIAL INFORMATION.............................................................36
         7.10     REGISTRATION STATEMENT; RESALES OF PARENT COMMON STOCK.........................................36
         7.11     COMPANY FINANCIAL INFORMATION..................................................................38
         7.12     TAKEOVER STATUTES..............................................................................39
         7.13     NOTICE, EFFORTS TO REMEDY......................................................................39
         7.14     PREPARATION AND DELIVERY OF PRE-CLOSING BALANCE SHEET..........................................39
         7.15     EMPLOYEE BENEFITS PLANS........................................................................39

ARTICLE VIII. COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER..........................................40
         8.1      CONDUCT OF BUSINESSES OF THE COMPANY...........................................................40
         8.2      OTHER ACTIONS..................................................................................42
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
ARTICLE IX. CONDITIONS PRECEDENT.................................................................................42
         9.1      CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER.....................................42

ARTICLE X. TERMINATION, AMENDMENT AND WAIVER.....................................................................43
         10.1     TERMINATION....................................................................................43
         10.2     EFFECT OF TERMINATION..........................................................................43
         10.3     AMENDMENT......................................................................................44
         10.4     EXTENSION; CONSENT; WAIVER.....................................................................44
         10.5     PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION, CONSENT OR WAIVER.............................44

ARTICLE XI. INDEMNIFICATION......................................................................................44
         11.1     SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS..........................................44
         11.2     OBLIGATIONS OF STOCKHOLDERS....................................................................44
         11.3     OBLIGATIONS OF PARENT..........................................................................45
         11.4     NOTICE OF CLAIMS...............................................................................46
         11.5     SURVIVAL OF INDEMNITY..........................................................................46
         11.6     LIMITATIONS....................................................................................46
         11.7     SUBROGATION....................................................................................47
         11.8     ADJUSTMENTS TO INDEMNIFICATION OBLIGATIONS.....................................................47
         11.9     TRIGGERING CONDITIONS FOR ADDITIONAL INDEMNIFICATION...........................................47
         11.10    REMEDIES.......................................................................................48

ARTICLE XII. NOTICES.............................................................................................49
         12.1     NOTICES........................................................................................49

ARTICLE XIII. MISCELLANEOUS......................................................................................50
         13.1     ENTIRE AGREEMENT...............................................................................50
         13.2     EXPENSES.......................................................................................50
         13.3     COUNTERPARTS/FACSIMILE SIGNATURES..............................................................50
         13.4     NO THIRD PARTY BENEFICIARY.....................................................................50
         13.5     GOVERNING LAW..................................................................................50
         13.6     ASSIGNMENT; BINDING EFFECT.....................................................................50
         13.7     HEADINGS, GENDER, ETC..........................................................................51
         13.8     INVALID PROVISIONS.............................................................................51
         13.9     NO RECOURSE AGAINST OTHERS.....................................................................51
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


                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is made and entered into as of May ___, 2001, by and among eResource Capital Group, Inc., a Delaware corporation ("PARENT"), Logisoft Acquisition Corporation, a New York corporation and wholly-owned subsidiary of Parent ("MERGER SUB"), and each of the persons listed on EXHIBIT A attached hereto (the foregoing referred to herein collectively as the "STOCKHOLDERS"). In addition, if the Split-Off (as described below) is consummated, the Stockholders will cause Logisoft Computer Products, Corp., a New York corporation (the "COMPANY") to execute a joinder in the form of EXHIBIT B hereto (the "JOINDER"), pursuant to which the Company will become a party to this Agreement and will comply with the terms and conditions set forth herein.

                                    RECITALS

         WHEREAS, Parent owns all the issued and outstanding common stock, par value $0.01 per share, of Merger Sub;

         WHEREAS, Logisoft Corp. ("LOGISOFT") currently owns all the issued and outstanding common stock, no par value, of each of the Company (the "COMPANY COMMON STOCK") and eStorefronts.net Corp., a New York Corporation
("eSTOREFRONTS");

         WHEREAS, the Stockholders have indicated that Logisoft intends to complete a restructuring transaction pursuant to which eStorefronts will become a wholly-owned subsidiary of the Company and all of the Company Common Stock will be distributed to the Stockholders (the "SPLIT-OFF");

         WHEREAS, if the Split-Off occurs, the Stockholders would become the owners of one hundred percent (100%) of the issued and outstanding Company Common Stock;

         WHEREAS, if the Split-Off occurs, the Stockholders desire for Parent to acquire the Company via a merger of Merger Sub with and into the Company (the "MERGER"), with the Company as the Surviving Corporation (as defined herein) in the Merger in accordance with the terms and conditions of this Agreement and the plan of merger attached hereto as EXHIBIT C (the "PLAN OF MERGER");

         WHEREAS, in furtherance of the transactions contemplated by this Agreement, if the Split-Off occurs, the Stockholders will take all action necessary to cause the Company to execute the Joinder and become a party to this Agreement;

         WHEREAS, as a result of the Merger, the Company, as the Surviving Corporation, would become a direct wholly owned subsidiary of Parent, and the separate corporate existence of Merger Sub would cease;

         WHEREAS, as a result of the Merger, the Stockholders would receive shares of common stock, par value $.04 per share, of Parent (the "PARENT COMMON STOCK") in exchange for the shares of Company Common Stock held by them;

         WHEREAS, the issuance of Parent Common Stock to the Stockholders will be made in reliance on an exemption from registration under federal and state securities laws;

         WHEREAS, the parties hereto intend that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code (as hereinafter defined);

         WHEREAS, the boards of directors of Parent and Merger Sub believe the Merger is in the best interests of their respective stockholders; and

         WHEREAS, the Stockholders believe, and the Company's execution of the Joinder will evidence the belief of the board of directors of the Company (the "Company Board"), that the Merger is fair to and in the best interests of the Stockholders;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

         1.1 DEFINITIONS.

                  "ACQUISITION PROPOSAL" means any proposal or offer, other than a proposal or offer by (i) Parent or any of its Affiliates or (ii) by any Affiliate of the Company, for (a) any merger, consolidation, share exchange, business combination or other similar transaction with the Company or any Subsidiary, (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets or liabilities of the Company or the Subsidiary, in a single transaction or series of transactions (whether related or unrelated), (c) any tender offer or exchange offer for 20% or more of the then-outstanding shares of any class of the Company's Common Stock or any class of the Company's debt securities or the filing of a registration statement under the Securities Act of 1933, as amended in connection therewith, (d) the acquisition by any third party of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d)(3) of the Exchange Act) which beneficially owns or has the right to acquire beneficial ownership of 20% or more of the then-outstanding shares of any class of the Company's Common Stock or any class of the Company's debt securities or (e) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

                  "AFFILIATE" means, as to a specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person.

                  "BUSINESS DAY" means any day that is not a Saturday, Sunday or other day on which banking institutions in the city of New York, New York are authorized or required by law or executive order to be closed.

                  "BYLAWS" means, with respect to a Person other than a natural person, the bylaws or other comparable document adopted by such Person, under the laws of the jurisdiction in which such Person is organized, to govern the operation of such Person with respect to matters not specifically addressed in such Person's Certificate of Incorporation, as such documents may be amended from time to time.

                  "CERTIFICATE OF INCORPORATION" means, with respect to a Person other than a natural person, the certificate or articles of incorporation or other comparable document required to establish the existence, and to evidence the continued existence, of such Person under the laws of the jurisdiction in which such Person is organized, as such documents may be amended from time to time.

                  "CODE" means the Internal Revenue Code of 1986, as amended (including any successor code), and the rules and regulations promulgated thereunder.

                  "COMPANY DISCLOSURE SCHEDULE" means the Company Disclosure Schedule delivered simultaneously herewith.

                  "COMPANY MATERIAL ADVERSE EFFECT" means a materially adverse effect on the business, prospects, results of operations or financial condition of the Company and the Subsidiary, taken as a whole.

                  "EMPLOYEES" means those current and former employees of the Company and the Subsidiaries, in each case as listed on SECTION 1.1 of the Company Disclosure Schedule, and any other employees of the Company or the Subsidiary performing services primarily for the Company or the Subsidiary who are hired between the date hereof and the Closing Date.

                  "ENVIRONMENTAL LAWS" means all applicable federal, state, provincial or local laws (including, but not limited to, federal and state common law), statutes, codes, rules or regulations relating to the environment, natural resources, and pollution including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., as amended from time to time (HMTA), the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., as amended from time to time (RCRA), the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., as amended from time to time (FWPCA), the Clean Air Act, 42 U.S.C. Section 7401 et seq., as amended from time to time (CAA), and/or the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., as amended from time to time (TSCA).

                  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

                  "FINAL ORDER" means an order or judgment the operation or effect of which is not stayed, and as to which order or judgment (or any revision, modification or amendment thereof), the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing has been taken and is pending.

                  "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government.

                  "HAZARDOUS MATERIALS" means (i) any wastes, substances, or materials which are defined as "hazardous material," "hazardous waste," "hazardous substance," "toxic material" or other similar designations in, or otherwise subject to regulation under, any applicable Environmental Laws; (ii) petroleum or petroleum byproducts; (iii) friable asbestos and/or any material which contains friable asbestos; and (iv) electrical equipment containing polychlorinated biphenyls (PCBs) in excess of 50 parts per million.

                  "MANAGEMENT STOCKHOLDERS" means Robert Lamy, William Lamy, Robert Ballard and Scott Fox.

                  "MERGER CONSIDERATION" means 6,000,000 shares of Parent Common Stock, subject to adjustment as set forth in Section 2.8(c) and 2.10(d).

                  "PARENT DISCLOSURE SCHEDULE" means the Parent Disclosure Schedule delivered simultaneously herewith.

                  "PARENT DISCLOSURE MATERIALS" shall mean the following materials provided by Parent to each of the Stockholders: (i) Parent's Annual Report on Form 10-K for each of the years 1999 and 2000; (ii) Parent's current reports on Form 8-K and amended reports on Form 8-K/A, as applicable, filed with the SEC on April 26, 2001, April 18, 2001, March 28, 2001, February 28, 2001 and November 13, 2000, March 15, 2000, February 17, 2000, January 28, 2000, and July 15, 1999, (iii) eResource Capital Group Confidential Private Placement Memorandum, and (iv) Parent's proxy statements for its 1999 and 2000 annual meetings of stockholders, and (v) Parent's quarterly reports on Form 10-Q filed with the SEC on November 13, 2000 and February 14, 2001.

                  "PER SHARE MERGER CONSIDERATION" means the amount calculated by dividing the Merger Consideration by the number of shares of Company Common Stock issued and outstanding on the Closing Date.

                  "PERSON" means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or, as applicable, any other entity.

                  "PRE-CLOSING BALANCE SHEET" means an un-audited internally prepared consolidated balance sheet for the Company and its Subsidiaries to be dated not more than one week prior to the Closing Date and delivered to Parent one day prior to the Closing Date pursuant to Section 7.14.

                  "PRE-CLOSING TAX PERIOD" means any Tax period ending on or before the Closing Date and any portion of a Straddle Period ending on or before the Closing Date.

                  "RELEASE" means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, release, or threatened release of Hazardous Materials into the environment.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended.

                  "STOCKHOLDER PERCENTAGE" shall mean, with respect to any Stockholder, the percentage of the Merger Consideration allocable to such Stockholder, as set forth opposite such Stockholder's name on EXHIBIT D hereto.

                  "STOCKHOLDERS' REPRESENTATIVE" means Robert Lamy or his designee.

                  "STRADDLE PERIOD" means any Tax period beginning before and ending after the Closing Date.

                  "SUBSIDIARY" means, as to the Company, any Person of which at least a majority of the outstanding shares or other equity interests having ordinary voting power for the election of directors or comparable managers of such Person is owned, directly or indirectly, by the Company.

                  "TAX RETURNS" means any report, return, declaration, claim for refund, information report or filing, or any other return or statement required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

                  "TAXES" means any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including, without limitation, income, franchise, profits or gross receipts, ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer, and gains taxes, and customs duties.

                  "WARN" means the Worker Adjustment and Retraining Notification Act of 1988 and any similar state, local or layoff statute.

         1.2 OTHER DEFINITIONS. When used in this Agreement, the following terms shall have the meanings ascribed to them in the Sections noted below:

TERM                                  DEFINED IN
----                                  ----------

Agreement                             Preamble
Benefit Plans                         Section 3.13(a)
Closing                               Section 2.2
Closing Date                          Section 2.2
Company                               Preamble
Company Board                         Section 3.2
Company Common Stock                  Recitals
Company Financial Statements          Section 3.7
Company Stockholder Approval          Section 7.2
Company Stockholder Meeting           Section 7.2
Company Stockholders                  Section 7.1
Dissenting Shares                     Section 2.8(c)

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

Effective Time                        Section 2.3
ERISA                                 Section 3.13(a)
ERISA Affiliate                       Section 3.13(f)
GAAP                                  Section 3.7(c)
Indemnified Parties                   Section 11.4
Intellectual Property                 Section 3.17
Leased Properties                     Section 3.11(b)
Liens                                 Section 3.11(b)
Litigation                            Section 3.10
Losses                                Section 11.2
Material Breach                       Section 10.1(b)(iii)
Material Contract                     Section 3.12(b)
Merger Consideration                  Section 2.8
Merger Sub Approvals                  Section 6.5
Multiemployer Plan                    Section 3.13(a)
NYBCL                                 Section 2.1
New York Department of State          Section 2.3
New York Secretary of State           Section 2.3
Owned Properties                      Section 3.11(b)
Parent                                Preamble
Parent Approvals                      Section 5.4
Parent Material Adverse Effect        Section 5.1
PBGC                                  Section 3.13(f)
Plan of Merger                        Recitals
Required Permits                      Section 3.15(b)
Securities Laws                       Section 7.11
Surviving Corporation                 Section 2.1
Takeover Statutes                     Section 3.26
Tax Attributes                        Section 3.14(r)
Tax Contest                           Section 7.5(c)(iii)
Tax Losses                            Section 11.2
Tax Referee                           Section 7.5(c)(vi)
Transaction Bonus                     Section 3.23

                                   ARTICLE II.
                                   THE MERGER

         2.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 2.3), Merger Sub shall merge with and into the Company in accordance with the New York Business Corporation Law (the "NYBCL"). Also at the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the "SURVIVING CORPORATION") in accordance with the NYBCL and with all the rights, privileges, properties, franchises, immunities and powers, and subject to all the duties and liabilities, of a corporation organized under the NYBCL. The Merger shall have the effects set forth in the NYBCL (including, without limitation, Section 906 of the NYBCL).

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

         2.2 CLOSING. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 10.1, and subject to the satisfaction or waiver of the conditions set forth in
Article IX, the closing of the Merger (the "CLOSING") will take place at 10:00 a.m., local time, on the second business day following the date on which the last to be fulfilled or waived of the conditions set forth in Article IX shall be fulfilled or waived in accordance with this Agreement, unless another date, time or place is agreed to by the parties hereto (the "CLOSING DATE"), at the offices of Parent, 5935 Carnegie Boulevard, Suite 101, Charlotte, NC 28209.

         2.3 EFFECTIVE TIME. The parties hereto shall file with the Department of State of the State of New York (the "NEW YORK DEPARTMENT OF STATE") on the Closing Date (or on such other date as the parties may agree) articles and a certificate of merger or other appropriate documents, executed in accordance with the relevant provisions of the NYBCL, and make all other filings or recordings required under the NYBCL in connection with the Merger. The Merger shall become effective upon the filing of the articles of merger with the New York Department of State, or at such later time specified in such articles of merger (the "EFFECTIVE TIME").

         2.4 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of the Company in effect immediately prior to the Effective Time shall, from and after the Effective Time, be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with their terms and as provided by the NYBCL.

         2.5 BYLAWS. The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall, from and after the Effective Time, be the bylaws of the Surviving Corporation after the Effective Time until thereafter amended in accordance with their terms and as provided by the NYBCL.

         2.6 DIRECTORS. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws, as in effect following the Effective Time.

         2.7 OFFICERS. The officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws, as in effect following the Effective Time.

         2.8 EFFECT ON COMPANY COMMON STOCK.

                  (a) OUTSTANDING COMPANY COMMON STOCK. Each share of Company Common Stock issued (and not cancelled or retired) immediately prior to the Effective Time (other than the Dissenting Shares or shares of Company Common Stock cancelled in accordance with Section 2.8(b) below) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive from Parent the Per Share Merger Consideration. The aggregate amount of the Merger Consideration to which a Stockholder shall be entitled will be that number of shares of Parent Common Stock determined by multiplying the Merger Consideration by the relevant Stockholder's Stockholder Percentage. The Merger Consideration shall be issued to the Stockholders without registration under the Securities Act, as amended, or any state securities laws, in reliance on exemptions from registration for transactions not involving a public offering or, in the case of certain state securities laws, in reliance on other exemptions. Company and each Stockholder shall cooperate with Parent in complying with such exemptions. Holders of certain of the Shares of Parent Common Stock to be issued as the Merger Consideration shall be entitled to registration rights, as set forth in Section 7.10 below. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of certificates representing Company Common Stock, and the owner of any such fractional share interest shall not be entitled to vote or to any other rights of a holder of Parent Common Stock. Fractional shares to which the Company or the former stockholders of the Company would otherwise be entitled to will be disregarded.

                  (b) TREASURY SHARES. Each share of Company Common Stock that is held as a treasury share by the Company at the Effective Time (collectively, the "TREASURY SHARES"), shall, by virtue of the Merger and without any action on the part of the Company or Parent, be cancelled and retired and cease to exist, without any conversion thereof.

                  (c) DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time and that is held by a stockholder who has properly exercised and perfected appraisal rights under the provisions of the NYBCL (collectively, "DISSENTING SHARES"), shall not be converted into or exchangeable for the right to receive the Merger Consideration, but shall instead entitle the holder thereof to receive payment therefor as shall be determined pursuant to the provisions of the NYBCL; PROVIDED, HOWEVER, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the NYBCL, each share of Company Common Stock of such holder shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration in respect to each such share in accordance with Section 2.8(a), and such shares shall no longer be Dissenting Shares. The Company shall give Parent (i) prompt notice of any written objection or election to dissent received by the Company pursuant to Sections 623 and 910 of the NYBCL, and (ii) the opportunity to direct all negotiations and proceedings with respect to any such objections. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such objections.

                  (d) IMPACT OF STOCK SPLITS, ETC. In the event of any change in Parent Common Stock between the date of this Agreement and the Effective Time by reason of any stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the aggregate Merger Consideration, as provided in this Agreement, shall be appropriately adjusted to take into account such change in Parent Common Stock.

         2.9 EFFECT ON CAPITAL STOCK OF MERGER SUB. Each share of common stock, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of common stock, no par value, of the Surviving Corporation, and such shares shall, collectively, represent all of the issued and outstanding capital stock of the Surviving Corporation, following the Effective Time.

         2.10 SURRENDER OF SHARES; PAYMENT OF MERGER CONSIDERATION.

                  (a) At the Closing, each Stockholder shall surrender to Parent a certificate or certificates representing the issued and outstanding shares of Company Common Stock held by such Stockholder duly endorsed to Parent in blank or together with separate stock transfer powers duly endorsed by such Stockholder for surrender of such shares of Company Common Stock to Parent pursuant to the Merger and having the signature of such Stockholder on such stock transfer power guaranteed by a national bank or member firm of a registered national securities exchange or with such other guarantee as may be required by Parent's transfer agent.

                  (b) At the Closing, and upon surrender of one or more ertificates representing Company Common Stock in accordance with Section 2.10(a), Parent shall deliver to the relevant Stockholder a certificate evidencing such Stockholders' Stockholder Percentage. Each certificate delivered by Parent in accordance with this Section 2.10(b) shall bear the legend set forth in Section 7.10.

                  (c) The Merger Consideration paid upon the surrender for exchange of certificates representing shares of Company Common Stock (other than Dissenting Shares or Treasury Shares) in accordance with the terms of this
Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such certificates.

                  (d) Notwithstanding anything in this Article II to the contrary, the issuance and delivery by Parent to R. Lamy of Two Hundred Thirty-Eight Thousand (238,000) shares of Parent Common Stock, to W. Lamy of One Hundred Sixty Thousand (160,000) shares of Parent Common Stock, S. Fox of Fifty Thousand (50,000) shares of Parent Common Stock, to B. Ballard Fifty-Two Thousand (52,000) shares of Parent Common Stock (an aggregate of Five Hundred Thousand (500,000) shares of Parent Common Stock) that such Management Stockholders otherwise would be entitled to receive pursuant to Section 2.8(a) (the "CONTINGENT CONSIDERATION") shall be contingent upon the Company meeting or exceeding total revenue and EBITDA milestones, as reported on a GAAP basis applied consistently by Parent at specified milestone dates through June 30, 2002, all as further set forth in EXHIBIT E attached hereto. Provided the Company meets the performance milestones, the Contingent Consideration shall be issued in installments as set forth on EXHIBIT E attached hereto that correspond with each performance milestone within thirty (30) days of Parent's receipt and confirmation of financial statements and reasonable supporting documentation from the Company (the "CONTINGENT PAYMENT DATE") associated with such performance milestone. If the Company does not meet a specified performance milestone, then Parent shall have no obligation to issue and deliver the relevant portion of the Contingent Consideration payable to each such Management Stockholder. If at any time or times prior to the payment of an installment of Contingent Consideration, Parent shall (a) declare a dividend or make a distribution with respect to Parent Common Stock in shares of Parent Common Stock, (b) subdivide or reclassify the outstanding Parent Common

Stock into a greater number of shares, or (c) combine or reclassify the outstanding Parent Common Stock into a smaller number of shares, then the number of shares set forth in EXHIBIT E shall be proportionately adjusted.

                                  ARTICLE III.
              REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

         The Company and each of the Stockholders, jointly and severally, hereby represent and warrant to Parent and Merger Sub as follows (it being understood that, with respect to the representations and warranties set forth in Sections
3.2 and 3.16 below, the Stockholders shall be deemed to make those representations and warranties as of the time the Company executes the Joinder in accordance with Section 7.1(b) below):

         3.1 ORGANIZATION AND QUALIFICATION.

                  (a) The Company and each of the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation (which as to each such company is set forth opposite its name in SECTION 3.1(a) of the Company Disclosure Schedule), with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted. The Company has delivered or made available to Parent a true and complete copy of the Certificate of Incorporation and Bylaws (or similar organizational documents) of the Company and each of the Subsidiaries.

                  (b) The Company and each of the Subsidiaries is qualified or licensed to do business as a foreign corporation or extra-provincial corporation and is in good standing in every jurisdiction where the nature of the business conducted by it or the properties owned or leased by it requires qualification, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have a Company Material Adverse Effect.

         3.2 AUTHORIZATION. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by the board of directors of the Company (the "COMPANY BOARD") contingent upon closing of the Split-Off and no other corporate action on the part of the Company, other than matters related to obtaining the Company Stockholder Approval, is necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject (a) to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and (b) as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

         3.3 NO VIOLATION. Except as set forth in SECTION 3.3 of the Company Disclosure Schedule, none of the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, nor the consummation by the Company of the transactions contemplated hereby will (a) violate, conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws (or similar organizational documents) of the Company or any of the Subsidiaries, (b) violate or conflict with or result in a violation or breach of, or constitute a default or give rise to any right of termination or acceleration (with or without due notice or lapse of time or both) or result in the acceleration of any payments under the terms, conditions or provisions of any Material Contract (as defined in Section 3.12), (c) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any Governmental Authority applicable to the Company or any of the Subsidiaries or any of their respective assets or (d) result in the creation of any liens, pledges, claims, security interests, mortgages, assessments, easements, rights of way, covenants, rights of first refusal, defects in title, encroachments (collectively, "LIENS") upon any of the assets of the Company or the Subsidiaries (other than any Liens created by Parent), except in the case of clause (c) above, for those violations, conflicts, breaches and defaults which would not be expected to have a Company Material Adverse Effect.

         3.4 CAPITALIZATION.

                  (a) The authorized capital stock of the Company consists of 200 shares of common stock, no par value. As of the date hereof, 100 shares of Company Common Stock are issued and outstanding. All of the issued and outstanding shares of Company Common Stock have been validly issued, are fully paid, and non-assessable (except to the extent provided in Section 630 of the NYBCL) and were not issued in violation of any preemptive rights. All of the issued and outstanding shares of Company Common Stock were issued in compliance with all applicable state and federal securities laws and with disclosure of the transactions contemplated by this Agreement. The transfer of shares of Company Common Stock to the Stockholders in the Split-Off was made in compliance with all applicable state and federal securities laws. All shares of Company Common Stock and other capital stock of the Company will be held of record and beneficially by the Stockholders immediately prior to the Effective Time.
SECTION 3.4(A) of the Company Disclosure Schedule sets forth a true and complete description of the number of shares of Company Common Stock and other capital stock of the Company issued and outstanding, along with the identity of the owner thereof and the amount and nature of such ownership.

                  (b) Except as set forth in SECTION 3.4(b) of the Company Disclosure Schedule or as contemplated by the Split-Off, there are no (i) options, warrants, calls, subscriptions, conversion or other rights, agreements or commitments obligating the Company to issue any additional shares of capital stock or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock of the Company, (ii) agreements or commitments obligating the Company to repurchase, redeem or otherwise acquire any shares of its capital stock, (iii) restrictions on transfer of any shares of capital stock of the Company (other than pursuant to this Agreement) or (iv) voting or similar stockholder agreements relating to any shares of capital stock of the Company.

                  (c) Except as set forth in SECTION 3.4(c) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, 5% or more of the outstanding voting securities of, or otherwise possess, directly or indirectly, the power to direct or cause the direction of the management or policies, of any Person.

         3.5 SUBSIDIARIES.

                  (a) SECTION 3.5(a) of the Company Disclosure Schedule sets forth (i) the names of all Subsidiaries and their respective jurisdictions of incorporation and (ii) the name and number of all authorized, issued and outstanding shares of capital stock of each Subsidiary.

                  (b) All of the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, are fully paid, and non-assessable (except to the extent provided in Section 630 of the NYBCL), have not been issued in violation of any preemptive rights, and are owned of record and beneficially by the entities named in SECTION 3.5(a) of the Company Disclosure Schedule, free and clear of any Liens except as set forth in SECTION 3.5(a) of the Company Disclosure Schedule.

                  (c) Except as set forth in SECTION 3.5(c) of the Company Disclosure Schedule or as contemplated by the Split-Off, there are no (i) options, warrants, calls, subscriptions, conversion or other rights, agreements or commitments obligating any of the Subsidiaries to issue any additional shares of capital stock of such Subsidiary or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of such capital stock, (ii) agreements or commitments obligating any such Subsidiary to repurchase, redeem or otherwise acquire any shares of its capital stock, (iii) restrictions on the transfer of any shares of capital stock of any such Subsidiary (other than pursuant to this Agreement or applicable laws or regulations of any Governmental Authority) or (iv) voting or similar stockholder agreements relating to any shares of capital stock of any such Subsidiary.

         3.6 CONSENTS AND APPROVALS. Except as set forth in SECTION 3.6 of the ompany Disclosure Schedule, no filing or registration with, no notice to and no permit, authorization, consent or approval of any Governmental Authority or any other Person is necessary for the consummation by the Company of the transactions contemplated by this Agreement other than (a) the Company Stockholder Approval and board approval, and (b) consent of any counterparty to any agreement or contract that is not a Material Contract.

         3.7 FINANCIAL STATEMENTS.

                  (a) The Company has previously delivered or made available to Parent true and complete copies of the following (the "COMPANY FINANCIAL STATEMENTS"):

                  (b) Audited financial statements for the Company for each of the years ended December 31, 1999 and 2000; and

                           (i) Unaudited interim financial statements for
quarter ended March 31, 2001 (the "BALANCE SHEET").

                  (c) The Company Financial Statements were, prepared from and are in accordance with, the books and records of the Company and the Subsidiaries. The Company Financial Statements were prepared in all material respects in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") and fairly present the combined financial position and the combined results of operations and cash flows of the Company and the Subsidiaries as of the times and for the periods referred to therein, except that any such Company Financial Statements are subject to normal and recurring year-end adjustments.

         3.8 ABSENCE OF UNDISCLOSED LIABILITIES. There are no liabilities or obligations of the Company or the Subsidiaries (including without limitation any Liens) that are required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP other than (a) liabilities and obligations reflected or reserved against in the most recent Company Financial Statements for the quarter ended March 31, 2001 and not heretofore discharged, (b) liabilities and obligations incurred since March 31, 2001 in the ordinary course of business as the Logisoft Computer Products and eStorefronts businesses have been conducted during the previous two years and that are not material (provided that any liability in excess of $50,000 shall be deemed material for this purpose), or (c) liabilities and obligations disclosed in SECTION 3.8 of the Company Disclosure Schedule. It is expressly agreed that liabilities or obligations assumed from Logisoft are not within the ordinary course of the business of the Company.

         3.9 ABSENCE OF CERTAIN CHANGES. Except as disclosed in SECTION 3.9 of the Company Disclosure Schedule or as permitted or contemplated by this Agreement, since December 31, 2000, neither the Company nor any Subsidiary has
(a) experienced any change, event or condition which, individually or in the aggregate, has had or reasonably would be expected to have a Company Material Adverse Effect, (b) conducted its business in any material respect other than in the ordinary course, (c) incurred any indebtedness for borrowed money or issued any debt securities or assumed, guaranteed or endorsed the obligations of any other Person, (d) other than immaterial sales or dispositions of assets in the ordinary course of business (i) sold, transferred or otherwise disposed of any of its property or assets or (ii) mortgaged or encumbered any of its property or assets, (e) suffered any material casualty losses not covered by insurance, (f) repurchased any of its capital stock or any capital stock of any of the Subsidiaries, (g) declared, set aside or paid any dividend or other distribution in respect of its capital stock, (h) amended its Certificate of Incorporation or Bylaws (or similar organizational documents) or merged with or into or consolidated with any other Person, (i) split, combined or reclassified its capital stock, (j) issued or sold (or agreed to issue or sell) any of its equity securities or any options, warrants, conversion or other rights to purchase any such securities or any securities convertible into or exchangeable for such securities, or granted, or agreed to grant any such rights, (k) increased the rates of compensation (including bonuses) payable or to become payable to any of its officers, employees, agents, independent contractors or consultants other than increases made in the ordinary course of business, (l) entered into any new, or amended any existing, employment contracts, severance agreements or consulting contracts or instituted or agreed to institute any increase in benefits or altered its employment practices or the terms and conditions of employment, (m) except as otherwise required by law, changed, in any material respect its underwriting, actuarial or Tax accounting methods, principles or practices, (n) entered into any joint ventures or partnerships of any kind, (o) capital expenditures incurred to date have not, and through the Closing Date will not, exceed the amount provided for in the budget previously delivered to Parent, or (p) entered into any contract or other agreements to do any of the foregoing.

         3.10 LITIGATION. Except as set forth in SECTION 3.10 of the Company Disclosure Schedule, there are no actions, suits, arbitrations, investigations or proceedings, including liabilities or obligations under Section 630 of the NYBCL ("LITIGATION") pending or, to the knowledge of the Company, threatened against the Company or any of its Affiliates before any Governmental Authority or arbitrator involving the Company, any of the Subsidiaries, or any of their respective assets. Except as set forth in SECTION 3.10 of the Company Disclosure Schedule, neither the Company nor any Subsidiary is in default under any judgment, decree, injunction or order of any Governmental Authority or arbitrator outstanding against it.

         3.11 PROPERTY; LIENS AND ENCUMBRANCES.

                  (a) SECTION 3.11(a) of the Company Disclosure Schedule contains a complete and accurate list of all real property owned or leased by either the Company or any Subsidiary as of the date hereof.

                  (b) Except as set forth in SECTION 3.11(b) of the Company Disclosure Schedule or in the Company Financial Statements, all properties and assets owned by either the Company or any Subsidiary (the "OWNED PROPERTIES") or leased by either the Company or any Subsidiary (the "LEASED PROPERTIES") are free and clear of all Liens except (i) statutory Liens not yet delinquent or the validity of which are being contested in good faith by appropriate actions, (ii) purchase money Liens arising in the ordinary course, (iii) Liens for Taxes not yet delinquent, (iv) Liens reflected in the Company Financial Statements (which have not been discharged) and (v) Liens which in the aggregate do not materially detract from the value or, in the case of personal property, materially impair the use by the Company or any Subsidiary of the property subject thereto or, in the case of real property, materially impair the present and continued use of such property in the usual and normal conduct of the business of the Company or any Subsidiary. The Company and the Subsidiaries have good and indefeasible title to the Owned Properties and good and valid leasehold interests in the Leased Properties and there are no pending or, to the knowledge of the Company, threatened condemnation proceedings affecting any of the Owned Properties or Leased Properties. To the knowledge of the Company, the use, occupancy and condition of each parcel of real property that is an Owned Property or a Leased Property is in compliance in all material respects with all applicable laws.

         3.12 CERTAIN AGREEMENTS. Except as disclosed in SECTION 3.12(a) of the Company Disclosure Schedule or in the Company Financial Statements, neither the Company nor any Subsidiary is a party to any written (i) agreement, contract, indenture or other instrument relating to the borrowing of money or the guarantee of any obligation for the borrowing of money; (ii) employment, consulting, compensation or severance agreement with any of its directors, employees or consultants; (iii) agreement, contract or commitment limiting or restraining it from engaging or competing in any business; (iv) lease pursuant to which it leases real property; (v) distribution, dealer, representation, commission or agency agreement; (vi) contract or agreement with any of its Affiliates that will continue after Closing (other than between the Company and one or more Subsidiaries); or (vii) any other contract that (A) is material to the businesses of the Company, or (B) requires annual expenditures of $25,000 or more and has a remaining term of

12 months or more (each of the foregoing a "MATERIAL CONTRACT"). Each Material Contract is in full force and effect and has been complied with in all material respects by the Company and/or the applicable Subsidiary and, to the knowledge of the Company, has been complied with in all material respects by all other parties thereto. Except as set forth in SECTION 3.12(a) of the Company Disclosure Schedule, no consent is required under any Material Contract in connection with the consummation of the transactions contemplated by this Agreement.

         3.13 EMPLOYEE BENEFIT PLANS.

                  (a) Set forth in SECTION 3.13(a) of the Company Disclosure
Schedule is a complete and accurate list of each (i) employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); and (ii) employment contract, bonus, deferred compensation, incentive compensation, performance compensation, stock purchase, stock option, stock appreciation, restricted stock, phantom stock, saving and profit sharing, severance or termination pay other than statutory or the common law requirements for reasonable notice, health or other medical, salary continuation, cafeteria, dependent care, vacation, sick leave, holiday pay, fringe benefit, reimbursement program, life insurance, disability or other (whether insured or self-insured) insurance, a supplementary unemployment benefit, pension retirement, supplementary retirement, welfare or other employee plan, program, policy or arrangement, whether written or unwritten, formal or informal, for the benefit of the employees, former employees, brokers, agents, or directors of the Company or the Subsidiaries, or leased employees, independent contractors or other Persons performing services for or on behalf of the Company, the Subsidiaries, or any entity required to be aggregated with the Company or any Subsidiary pursuant to Code Section 414 or ERISA Section 4001(b) ("ERISA AFFILIATE")("BENEFIT PLANS"). None of the Benefit Plans is a multiemployer plan as defined in Section 3(37) of ERISA, multiple employer plans as defined in Section 413(c) of the Code, multiple employer welfare arrangement as defined in Section 3(40) of ERISA, or is subject to Title IV of ERISA.

                  (b) Except as set forth in SECTION 3.13(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary (i) currently maintains, participates in, administers or contributes to or has any liability under or with respect to, whether accrued, contingent or otherwise, other than benefits claims in the ordinary course of business, any Benefit Plans, or (ii) during the six (6) year period preceding the Closing Date maintained, participated in, administered or contributed to, any Benefit Plans.

                  (c) Except as set forth in SECTION 3.13(c) of the Company Disclosure Schedule, all Benefit Plans comply in all material respects with and are operated in all material respects in accordance with their terms and applicable laws, and all such Benefit Plans comply in all material respects with, and are, and during the six-year period preceding the Closing Date have been, operated in all material respects in accordance with their terms and in accordance with all applicable laws, including, but not limited to, the requirements of ERISA Sections 601 et seq. and 701 et seq. and Sections 4980B, 9801 and 9802 of the Code. None of the Benefit Plans are subject to the law of any jurisdiction outside the United States, and no Benefit Plan covers any Person in any jurisdiction outside the United States.

                  (d) True and complete copies of each written Benefit Plan and any related trust, insurance or other related funding contract or agreement or administrative services contract or agreement, and a description of any unwritten Benefit Plan, the most recent summary plan descriptions for each Benefit Plan, the most recent annual reports on Form 5500 for each Benefit Plan, including schedules, audited financial statements and actuarial valuation reports, most recent employee manuals, handbooks or personnel policies, sample copies of the current form of all notices or certifications to individuals under ERISA Sections 606, 609, 701 and 711 et seq. or Sections 4980B or 9801 of the Code, any other filings with respect to any Benefit Plan with any government entity and any opinion or ruling from the IRS or any other government entity with respect to any Benefit Plan, if any, have been made available to Parent.

                  (e) Except as set forth in SECTION 3.13(e) of the Company Disclosure Schedule, each Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification under the Code both as to the original plan and as to all restatements or material amendments and the exempt status of each related trust under Section 501(a) of the Code, all of which have been delivered or made available to Parent; has never been subject to any assertion by any Governmental Authority that it is not so qualified; and nothing has occurred that would negatively affect such qualification or exemption.

                  (f) Neither the Company nor any Subsidiary or any entity required to be aggregated with the Company or any Subsidiary pursuant to Code
Section 414 or ERISA Section 4001(b) ("ERISA AFFILIATE") have incurred or are reasonably expected to incur, either directly or indirectly, any liability (other than for premiums) to the Pension Benefit Guaranty Corporation ("PBGC").

                  (g) Except as disclosed in SECTION 3.13(g) of the Company Disclosure Schedule, there are no pending or, to the knowledge of the Company, threatened actions, suits, claims, trials, arbitrations, investigations or other proceedings by any Person, including any present or former participant or beneficiary under any Benefit Plan (or any beneficiary of any such participant or beneficiary) involving any Benefit Plan, any rights or benefits under any Benefit Plan or any trustee, fiduciary, custodian, administrator or other person or entity holding or controlling assets of any Benefit Plans, other than ordinary and usual claims for benefits by participants or beneficiaries thereunder, and no basis exists to anticipate any such claim or claims. There has been no action or failure to act on the part of the Company, its Affiliates, any ERISA Affiliate, the Subsidiaries, any fiduciary, funding agent or administrator of any of the Benefit Plans that could reasonably be expected to subject the Company, its Affiliates, any ERISA Affiliate, the Subsidiaries or the fund of any such Benefit Plan to the imposition of any Tax or penalty with respect to any Benefit Plans, whether by way of indemnity or otherwise. Except as set forth in SECTION 3.13(g) of the Company Disclosure Schedule, all contributions required to have been made or remitted and all expenses required to have been paid by the Company, its Affiliates, any ERISA Affiliate, or the Subsidiaries to or under any Benefit Plan under the terms of any such plan, any agreement or any applicable law have been paid within the time prescribed by any such plan, agreement or law. All contributions to or under any Benefit Plan have been currently deductible under the Code when made. No amount, or any asset of any Benefit Plan, is subject to Tax as unrelated business income. Except as set forth in SECTION 3.13(g) of the Company Disclosure Schedule, no "reportable events" (as defined in ERISA section 4043), "prohibited transactions" (as defined in ERISA Section 406 or the
Code), breaches of fiduciary responsibility, terminations whether partial or complete, or "accumulated funding deficiencies" (as defined in ERISA Section
302) have occurred with respect to any Benefit Plan for which liability would be incurred by the Company, the Subsidiaries, Parent or the Surviving Corporation.

                  (h) Except as disclosed in SECTION 3.13(h) of the Company Disclosure Schedule, none of the Company, its Affiliates, any ERISA Affiliate, or any Subsidiary maintains or contributes to any Benefit Plan which provides, or has any liability or obligation to provide, retiree life or medical insurance to Employees or other Persons performing services for or on behalf of the Company or the Subsidiaries (or their beneficiaries) upon and/or after the last day of the calendar month in which such Person's termination of employment or other service occurs, except as may be required by federal, state or local laws, rules or regulations. With respect to all Benefit Plans disclosed in SECTION 3.13(h) of the Company Disclosure Schedule, the Company has provided or made available to Parent all information necessary to determine any and all liabilities of the Company and the Subsidiaries, on a company-by-company basis as of December 31, 2000 (or such more recent date as is practicable).

                  (i) Except as disclosed in SECTION 3.13(i) of the Company Disclosure Schedule, none of the Benefit Plans contains any provision which would result in any additional benefits, accelerated vesting and/or accelerated payments or which would subject any employee or other Person to an excise Tax or would cause any payment made thereunder to be nondeductible for federal income tax purposes by reason of Code Sections 280G or 4999 of the Code as a result of the consummation of the transactions contemplated by this Agreement or the termination of an individual's employment thereafter and for which the Company, the Subsidiaries, Parent or the Surviving Corporation would be liable.

                  (j) None of the Company, the Subsidiaries or any organization with respect to which the Company or a Subsidiary is a successor or parent corporation (within the meaning of ERISA Section 4069) has engaged in any transaction described in ERISA Section 4069.

                  (k) Since the effective date of the documents provided in accordance with Section 3.13(d) above, no promises or commitments have been made by the Company, any of its Affiliates, any ERISA Affiliate, the Subsidiaries to amend any Benefit Plan or to provide increased benefits thereunder.

         3.14 TAXES. Except as set forth in SECTION 3.14 of the Company Disclosure Schedule:

                  (a) all Tax Returns required to be filed by or with respect to the Company and each Subsidiary on or before the date hereof have been timely filed with the appropriate Taxing authorities in all jurisdictions in which such Tax Returns were required to be filed, the Company and each Subsidiary have paid, or there have been paid on their behalf, all Taxes that were shown to be due on such Tax Returns, and all such Tax Returns were complete and accurate in all material respects;

                  (b) the Company and each Subsidiary have timely paid or will timely pay or will properly reserve or accrue on the Pre-Closing Balance Sheet (or there have been or will be timely paid on their behalf) all Taxes owed by the Company and each Subsidiary (whether or not shown on any Tax Return) for all Pre-Closing Tax Periods;

                  (c) the Company and each Subsidiary have timely paid (or there have been timely paid on their behalf) all required current estimated Tax payments in amounts sufficient to avoid interest charges and underpayment penalties;

                  (d) the Company and each Subsidiary have given or otherwise made available to Parent correct and complete copies of all Tax Returns, examination reports and statements of deficiencies relating to the Company and each Subsidiary for periods ending, or transactions consummated, after December 31, 1995;

                  (e) there are no outstanding agreements extending or waiving the statutory period of limitation applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from the Company or any Subsidiary for any taxable period, and no power of attorney is currently in force or has been requested with respect to any matter relating to Taxes that could affect the Company or any Subsidiary;

                  (f) no claim, action, suit, investigation, audit, or other proceeding by any Governmental Authority is pending or, to the knowledge of the Company, threatened with respect to any Taxes due from or with respect to the Company or any Subsidiary, no claim for Taxes has been proposed, asserted, or assessed against the Company or any Subsidiary that has not been fully paid or properly accrued on its books, and no claim has been made by any Governmental Authority in a jurisdiction where any the Company or any Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;

                  (g) there are no Liens for Taxes upon the assets or properties of the Company or any Subsidiary, except for statutory Liens for current Taxes not yet due;

                  (h) neither the Company nor any Subsidiary is or has been a member of any partnership or joint venture (or entity treated similarly for Tax purposes) or the holder of a beneficial interest in any trust, in each case for any taxable period for which the applicable statute of limitations has not expired;

                  (i) neither the Company nor any Subsidiary is a party to, or has any liability or obligation with respect to, any agreement relating to the sharing or allocation of Taxes, any indemnification agreement with respect to, Taxes, or any similar contract or arrangement, and neither the Company nor any Subsidiary has made any payment under or pursuant to any such agreement, contract, or arrangement since December 31, 1995;

                  (j) neither the Company nor any Subsidiary (i) has income that is includable in computing the taxable income of a United States person (as defined in Section 7701 of the Code) under Section 951 of the Code, (ii) is a passive foreign investment company within the meaning of Section 1297 of the Code, (iii) is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, or (iv) is or ever has been a "taxable mortgage pool" as defined in Section 7701(i) of the Code;

                  (k) neither the Company nor any Subsidiary has filed a consent under Section 341(f) of the Code;

                  (l) no property owned by the Company or any Subsidiary (i) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Return Act of 1986,
(ii) constitutes "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code or (iii) is "tax-exempt bond financed property" within the meaning of Section 168(g) of the Code;

                  (m) neither the Company nor any Subsidiary is a party to any contract, agreement or other arrangement which could result in the payment of amounts that could be nondeductible by reason of Section 162(m) or Section 280G of the Code (or any similar provision of state, local, or foreign law);

                  (n) neither the Company nor any Subsidiary has agreed to, or is required to make, any adjustment under Section 446(e), or Section 481(a) of the Code or any comparable provision of state, local or foreign law or regulations, and no Taxing authority has proposed any such adjustment or any change in Tax accounting method;

                  (o) the Company and each Subsidiary have withheld from their respective employees, independent contractors, creditors, stockholders and third parties and timely paid to the appropriate taxing authority proper and accurate amounts in all respects through all periods in compliance with all Tax withholding and remitting provisions of applicable laws and have each complied in all material respects with all Tax information reporting provisions of all applicable laws;

                  (p) none of the Stockholders is subject to withholding under
Section 1445 of the Code;

                  (q) the Company and each Subsidiary have tax years ending on June 30 for federal income Tax purposes;

                  (r) Schedule 3.14 sets forth a description prepared by the Company of (i) the Tax basis of the assets of the Company and each Subsidiary, and (ii) the amount of unused net operating losses, net capital losses and Tax credits of the Company and each Subsidiary, in each case as of December 31, 2000 (the "TAX ATTRIBUTES"). The information on such schedule was accurate in all material respects of as December 31, 2000. Such bases and Tax Attributes would be affected by income and deductions and transactions occurring in the ordinary course of business between December 31, 2000 and the Closing Date;

                  (s) neither the Company nor any Subsidiary is or has been doing business in, is or has been engaged in a trade or business in, or has business in force in any jurisdiction in which it has not filed all required Tax Returns.

                  (t) no Stockholder and neither the Company nor any Subsidiary has received or requested a Tax ruling or entered into a closing or similar agreement with any Taxing authority with respect to the Company or any Subsidiary that would affect the Tax liabilities of the Company or any Subsidiary for any Tax year ended after the Closing Date;

                  (u) no Stockholder and neither the Company nor any Subsidiary has settled any Tax dispute in a manner that would adversely affect the Company or any Subsidiary for any Tax year ended after the Closing Date;

                  (v) following the Closing, neither the Company nor any Subsidiary will be subject to any limitation under Sections 382, 383, or 384 of the Code as a result of any pre-Closing ownership changes involving the Company or any Subsidiary or the Stockholders, except as a result of the Split-Off;

                  (w) except for the Split-Off, neither the Company nor any Subsidiary has been a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the transaction to be undertaken pursuant to this Agreement; and

                  (x) neither the Company nor any Subsidiary has ever been a member of any affiliated, consolidated, combined, or unitary group of corporations filing Tax Returns, except the Logisoft group of corporations.

         3.15 COMPLIANCE WITH APPLICABLE LAW; PERMITS; POLICIES.

                  (a) The businesses of the Company and the Subsidiaries are being conducted in compliance with all applicable provisions of any federal, state, provincial, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to them, except as set forth in SECTION 3.15(a) of the Company Disclosure Schedule and except for such noncompliance as has not had and would not reasonably be expected to have a Company Material Adverse Effect. Without in any way limiting the foregoing, the Company and the Subsidiaries are in compliance in all material respects with the Securities Laws and state securities laws to the extent that such Securities Laws apply to their operations.

                  (b) The Company and each Subsidiary owns or validly holds all licenses, franchises, permits, approvals, authorizations, exemptions, classifications, certificates, registrations and similar documents or instruments that are required for its business and operations, except for those the failure of which to have has not had and would not reasonably be expected to have a Company Material Adverse Effect (the "REQUIRED PERMITS"). The Required Permits are valid and in full force and effect and, except as disclosed in
SECTION 3.15(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has received any notice of any inquiry or proceeding that could reasonably be expected to result in the suspension, revocation or material limitation of any such permit; and to the knowledge of the Company, there is no reasonable basis for any such suspension, revocation or limitation. Neither the Company nor any Subsidiary is currently the subject of any supervision, conservation, rehabilitation, liquidation, receivership, insolvency or other similar proceeding nor, other than as described in

SECTION 3.15(b) of the Company Disclosure Schedule, are the Company or any Subsidiary operating under any formal or informal agreement or understanding with the licensing authority of any State which restricts its authority to do business or requires it to take, or refrain from taking, any action.

         3.16 CONSUMMATION OF SPLIT-OFF. Logisoft and the Stockholders have effected the Split-Off including, without limitation, the consummation of all of the transactions contemplated by that certain Plan of Corporate Separation and Reorganization (the "SEPARATION PLAN"), in accordance with all applicable laws, including, without limitation, the Delaware General Corporation Law, the NYBCL, and the Securities Laws, with the result being the vesting of good and absolute title to the Company Common Stock in the Stockholders. At and following the Effective Time, neither Parent nor the Surviving Corporation shall have any liability whatsoever relating to the Split-Off, other than the liabilities and obligation addressed in Section 3.8.

         3.17 PROPRIETARY RIGHTS. Except as disclosed in SECTION 3.17 of the Company Disclosure Schedule, the Company and each Subsidiary owns or possesses the right to use all material trademarks, service marks, patents, patent rights, assumed names, logos, trade secrets, copyrights and trade names ("INTELLECTUAL PROPERTY") and all material computer software, programs and similar systems that are used by it in the conduct of its business. Each agreement pursuant to which either the Company or any Subsidiary licenses such Intellectual Property or material computer software, programs or similar systems is in full force and effect in accordance with its terms. Neither the Company nor any Subsidiary has received any notice of any conflict with or violation or infringement of or any claimed conflict with or violation or infringement of (which, in any such case, remains substantially unresolved), any asserted rights of any other Person with respect to any such Intellectual Property or computer software, programs, or similar systems. Neither the Company nor any Subsidiary is in conflict with or in violation or infringement of any asserted rights of any other Person with respect to any such Intellectual Property or computer software, programs, or similar systems, except to the extent that any such conflict, violation or infringement does not have, or would not be reasonably expected to have, a Company Material Adverse Effect.

         3.18 INSURANCE. SECTION 3.18 of the Company Disclosure Schedule summarizes the amount and scope of the insurance currently in force insuring the assets of the Company and the Subsidiaries and their respective operations and properties against loss or liability. All such policies or contracts of insurance are in compliance in all material respects with all applicable laws and all Material Contracts to which the Company or any Subsidiary is a party. All insurance policies pursuant to which any such insurance is provided are in full force and effect. No notice of cancellation or termination of any such insurance policy has been given to the Company or any Subsidiary and all premiums required to be paid in connection with such insurance policies have been paid in full.

         3.19 ENVIRONMENTAL MATTERS. Except as disclosed on SECTION 3.19 of the Company Disclosure Schedule:

                  (a) the operations of the Company and the Subsidiaries and the real property currently owned, leased or operated by the Company or any Subsidiary are in compliance and, during the period of the ownership or tenancy of the Company or Subsidiary have been in compliance, with all applicable Environmental Laws, except for such noncompliance as would not be expected to have a Company Material Adverse Effect;

                  (b) no judicial or administrative proceedings or investigations are pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, pursuant to any applicable Environmental Laws, except for judicial or administrative proceedings or investigations that would not reasonably be expected to have a Company Material Adverse Effect;

                  (c) no condition exists on any real property currently (or to the knowledge of the Company, formerly) owned, operated or leased by the Company or any Subsidiary arising out of or resulting from any Release of any Hazardous Material that could reasonably be expected to result in the Company or any Subsidiary incurring any liability under Environmental Laws that would have a Company Material Adverse Effect and no such property is listed or has been proposed for listing on the National Priorities List, the Comprehensive Environmental Response Compensation and Liability and Information System (CERCLIS); and

                  (d) the Company has delivered or made available to Parent copies of all environmental investigations, audits, assessments or other analyses conducted by or on behalf of, or which are otherwise in the possession of, the Company or any Subsidiary relating to any real property currently or formerly owned or leased by the Company or any Subsidiary.

         3.20 ALL NECESSARY ASSETS. Except as disclosed on Schedule 3.20, the Company and its Subsidiaries have all necessary assets to conduct the Logisoft Computer Products and eStorefronts businesses as conducted during the previous two years.

         3.21 CLAIMS FOR INDEMNIFICATION. SECTION 3.21 of the Company Disclosure Schedule contains (a) a description of any claims made by the Company or any Subsidiary, or contemplated to be made by the Company or an Subsidiary, for indemnification or reimbursement of amounts with respect to assets or subsidiaries owned, previously owned or acquired by the Company or any Subsidiary, and (b) a description of any claims made, or to the knowledge of the Company contemplated, against the Company or any Subsidiary for indemnification or reimbursement of amounts with respect to assets or subsidiaries owned, previously owned or acquired by the Company or any Subsidiary.

         3.22 LABOR MATTERS.

                  (a) Neither the Company nor any Subsidiary is a party to any labor or collective bargaining agreement.

                  (b) No Employees are represented by any labor organization that is certified to represent such employees under the National Labor Relations Act or other applicable law. No labor organization or group of Employees has made a pending demand for recognition, certification, successor rights or a related employer declaration, and there are no representation, certification, successor rights or related employer proceedings or petitions or applications for certification seeking a representation proceeding presently pending or to the knowledge of the Company threatened to be brought before or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the knowledge of the Company, there are no organizing activities involving the Company or any Subsidiary pending with any labor organization or group of Employees.

                  (c) Except as set forth in SECTION 3.22(c) of the Company Disclosure Schedule, there are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes pending or threatened against or involving the Company or any Subsidiary, to the extent applicable to the Employees.

                  (d) Except as set forth in SECTION 3.22(d) of the Company Disclosure Schedule, each of the Company and the Subsidiaries is in compliance with all laws, regulations and orders applicable to the Company or Subsidiary or the Employees or other Persons providing services to or on behalf of the Company or Subsidiary, as the case may be, relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, employment standards, WARN, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security Taxes and any similar Tax, other than such noncompliance as has not had and would not be reasonably expected to have a Company Material Adverse Effect.

                  (e) There is no "mass layoff," "plant closing" or similar event as defined by WARN with respect to the Company or any Subsidiary; provided, that no representation is made as to actions taken by Parent in connection with or after the Closing.

                  (f) Except as set forth in SECTION 3.22(f) of the Company Disclosure Schedule, as of the date hereof, there are no pending or, to the knowledge of the Company, threatened complaints, charges or claims against the Company or any Subsidiary brought or filed with any Governmental Authority, arbitrator or court based on, arising out of, in connection with or otherwise relating to the employment or termination of employment by the Company or any Subsidiary or, relating to the Employees or other Persons providing services to or on behalf of the Company or any Subsidiary.

         3.23 AFFILIATE TRANSACTIONS. SECTION 3.23 of the Company Disclosure Schedule sets forth, as of the date hereof, all contracts, agreements, obligations, commitments and liabilities between the Company or any Subsidiary, on the one hand, and any of the Company's Affiliates (other than the Subsidiaries), on the other hand.

         3.24 BONUSES. Except as set forth in SECTION 3.24 of the Company Disclosure Schedule, no current or former officer, director, employee or agent of the Company or any Subsidiary, or any other Person, is a party to or beneficiary of any contract or other agreement pursuant to which such Person shall receive or is entitled to receive any retention or other transaction bonus or other payment (a "TRANSACTION BONUS") from either the Company or any Subsidiary in connection with the transactions contemplated hereby.

         3.25 BROKERS' FEES AND COMMISSIONS. None of the Company, the Subsidiaries or their respective directors, officers, employees or agents has employed any investment banker, brokers or finders in connection with the transactions contemplated hereby.

         3.26 TAKEOVER STATUTES. The Company has taken all action required to be taken in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any "moratorium," control share," "fair price," "Affiliate transaction," "business combination" or other antitakeover laws and regulations of any state (collectively, "TAKEOVER STATUTES"), including, without limitation, Article 16 of the NYBCL, or any antitakeover provision in the Company's Certificate of Incorporation or Bylaws.

         3.27 OTHER INFORMATION. No representation, warranty or statement made by the Company or any of the Stockholders in this Agreement, the Company Disclosure Schedule or any other information furnished to Parent in connection with the Parent's preparation of its private placement memorandum related to the transactions contemplated by this Agreement contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

                                  ARTICLE IV.
            ADDITIONAL REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

         Each Stockholder, severally (but not jointly), represents and warrants to Parent and Merger Sub as follows (it being understood that, with respect to the representations and warranties set forth in Section 4.5 below, each Stockholder shall be deemed to make those representations and warranties as of the time the Company executes the Joinder in accordance with Section 7.1(b) below):

         4.1 AUTHORIZATION. Stockholder has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Stockholder, the performance by it of its respective obligations hereunder, and the consummation by Stockholder of the transactions contemplated hereby, have been duly authorized. No other action on the part of Stockholder is necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the valid and binding obligation of the Stockholder, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

         4.2 NO VIOLATION. Except as set forth in SECTION 4.2 of the Company Disclosure Schedule, neither the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of the obligations hereunder and thereunder nor the consummation by Stockholder of the transactions contemplated hereby and thereby will (a) in the case of any Stockholder other than a natural person, violate, conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of such Stockholder, (b) violate or conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under the terms, conditions or provisions of any note, bond, mortgage, indenture or deed of trust, or any license, lease or agreement to which such Stockholder is a party or by which any of its assets is bound or (c) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any Governmental Authority applicable to any Stockholder or any of such Stockholder's assets, except in each case as would not have a material adverse effect on the financial condition or results of operation of the Company or on the transactions contemplated hereby.

         4.3 CONSENTS AND APPROVALS. Except as set forth in SECTION 4.3 of the Company Disclosure Schedule, no filing or registration with, no notice to and no permit, authorization, consent or approval of any third party or any Governmental Authority is necessary for Stockholder to enter into this Agreement or for the consummation by the Stockholder of the transactions contemplated by this Agreement (collectively, the "STOCKHOLDER APPROVALS").

         4.4 BROKERS. No Stockholder, or any of director, officer, employee or agent of a Stockholder, has employed any investment banker, broker or finder in connection with the transactions contemplated hereby.

         4.5 OWNERSHIP OF COMPANY COMMON STOCK. The issued and outstanding shares of Company Common Stock are owned beneficially and of record by the Stockholder as set forth in SECTION 3.4(a) of the Company Disclosure Schedule. Stockholder has the full and unrestricted power to sell, assign, transfer and deliver the shares of Company Common Stock to Parent in accordance with the terms of this Agreement, free and clear of liens or encumbrances.

         4.6 INVESTMENT REPRESENTATIONS. The Stockholder hereby makes the following representations and warranties to Parent and to each person or entity assisting it in the transaction, including, but not limited to, the Parent's counsel, and the Stockholder understands that each such person or entity is materially relying upon such representations and warranties:

                  (a) Stockholder is acquiring Parent Common Stock solely for investment purposes and not with the intention to resell or redistribute the Parent Common Stock.

                  (b) Stockholder hereby acknowledges that the issuance of Parent Common Stock to the Stockholders pursuant to this Agreement is not being registered under the Securities Act or under the securities laws of the States of New York, Delaware, or any other state, and that the Parent Common Stock so issued may not be resold or otherwise transferred unless such transaction is registered under the Securities Act or an exemption from the registration requirements of the Securities Act and applicable state securities laws are available. Furthermore, Stockholder is aware of the restrictions which may be imposed by the Parent or the federal or state securities laws on the distribution of the securities, including, but not limited to, restrictive legends on the stock certificates, required holding periods, and stop transfer orders. Stockholder understands that these substantial restrictions on transferability mean that the Stockholder must bear the economic risk of this investment for an indefinite period of time. The Stockholder understands that while the Parent's Common Stock is presently listed and trading on the American Stock Exchange, the Exchange has previously raised the question of whether the Parent meets the qualifications for continued listing. The Parent believes that it meets the standards for continued listing but such a determination is subjective and the Stockholder understands that no assurance can be given that the American Stock Exchange will agree or that the Parent will be trading on the American Stock Exchange at the time any registration statement with respect to the Securities becomes effective or at the time the Stockholder is otherwise able to sell the shares under applicable securities laws.

                  (c) EACH OF THE STOCKHOLDERS ACKNOWLEDGES HAVING RECEIVED AND REVIEWED THE PARENT DISCLOSURE MATERIALS. The Stockholder acknowledges and agrees that he/she has been provided with copies of or has access to such filings and has reviewed such materials as the Stockholder has deemed necessary or desirable. The Stockholder and his/her/its representatives have been afforded full and free access to books, records, contracts, documents, and other information concerning the Parent and the contemplated transaction and further have been afforded an opportunity to ask such questions of the officers, employees, agents, accountants and representatives of the Parent concerning the business, operations, financial condition, assets, liabilities, prospects and other relevant matters as the Stockholder and his/her/its representatives have deemed necessary or desirable, and the Stockholder hereby confirms that the Stockholder or his/her/its agents have been given all such information as has been requested in order to evaluate the merits and risks of the prospective investment contemplated hereby and that the Stockholder does not desire any additional information.

                  (d) The Stockholder understands and acknowledges that an investment in the Securities is highly speculative and includes a high degree of risk including, but not limited to, those risks specifically set forth in the Parent's Annual Report on Form 10-K for the period ending June 30, 2000, as supplemented by the other Parent Disclosure Materials, and which the Stockholder acknowledges he/she has reviewed.

                  (e) The Stockholder and his/her/its representatives have been solely responsible for the Stockholder's own "due diligence" investigation of this investment, for the Stockholder's own analysis of the merits and risks of this investment and for their own analysis of the fairness and desirability of the terms of the investment. In taking any action or performing any role relative to the arranging of the proposed investment, the Stockholder has acted solely in his/her/its own interest and neither the Stockholder nor any of the Stockholder's agents or employees have acted as an agent of the Parent.

                  (f) The Stockholder acknowledges that the Stockholder has relied solely upon the Stockholder's own tax advisors with respect to all tax matters related to this investment. The Stockholder further recognizes that provisions of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, may be changed by legislative and/or administrative action or interpreted by courts of law in a manner to deprive the Stockholder of any contemplated tax benefits of the investment contemplated hereby.

                  (g) Stockholder has executed and delivered in favor of Parent an investor questionnaire in such form as Parent shall have reasonably required.

                  (h) Stockholder understands that the stock certificates which will be issued will bear a legend as provided in Section 7.10(f).

                  (i) Stockholder represents and warrants that he/she (i) has such knowledge and experience in business and financial matters to enable the Stockholder to utilize the information given to the Stockholder in connection with this investment in order for the Stockholder to evaluate the merits and risks of the investment and to make an informed investment decision, (ii) has no need for liquidity in this investment, (iii) is aware of and able to bear the risks of the investment for an indefinite period of time, and (iv) currently, and based on existing conditions, is able to afford a complete loss of such investment.

                  (j) Stockholder acknowledges, represents, agrees and is aware that:

                           (i) no federal or state agency has passed upon the
Securities or made any finding or determination as to the fairness of an investment in the Securities;

                           (ii) there are significant risks of loss of
investment incidental to the purchase of the Securities including, but not limited to, those risks specifically set forth in the Parent's Annual Report on Form 10-K for the period ending June 30, 2000 on file with the Securities and Exchange Commission and those risks set forth herein;

                           (iii) there are substantial restrictions on the
transferability of the Securities; and

                           (iv) the representations, warranties, agreements,
undertakings and acknowledgements made by the Stockholder in this Agreement are made with the intent that they be relied upon by the Parent and its advisors in determining the suitability of the Stockholder as a purchaser of the Securities, and the Stockholder undertakes to immediately notify the Parent of any change in any representation, warranty or other information relating to the Stockholder set forth herein.

                  (k) Any information which the Stockholder has heretofore furnished to the Parent or its advisors with respect to his/her/its financial position and business experience, including but not limited responses to questions in an investor questionnaire distributed by Parent, is correct and complete as of the date of this Agreement and if there should be any material change in such information prior to the issuance of the Securities to the Stockholder, he/she will immediately furnish such revised or corrected information to the Parent.

                                   ARTICLE V.
                    REPRESENTATIONS AND WARRANTIES OF PARENT

         Parent represents and warrants to the Stockholders as follows:

         5.1 ORGANIZATION, QUALIFICATIONS AND OPERATIONS. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted. Parent is qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of property by it or the conduct of its business requires such licensing or qualification, except where the failure to be so qualified or licensed will not have a material adverse effect on the business, prospects, results of operations, or financial condition of Parent on a consolidated basis or affect Parent's ability to consummate the transactions contemplated by this Agreement (a "PARENT MATERIAL ADVERSE EFFECT").

         5.2 AUTHORIZATION. Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent, the performance by Parent of its obligations hereunder, and the consummation by Parent of the transactions contemplated hereby, have been duly authorized by the board of directors of Parent. No other corporate action on the part of Parent is necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. When issued in accordance with this Agreement, the shares of Parent Common Stock comprising the Merger Consideration will be duly authorized, validly issued, fully paid and non-assessable and not issued in violation of any preemptive rights. This Agreement has been duly and validly executed and delivered by Parent and constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

         5.3 NO VIOLATION. Subject to the receipt by Parent of the Parent Approvals identified in Section 5.4 below and except as set forth in SECTION 5.3 of the Parent Disclosure Schedule, neither the execution and delivery by Parent of this Agreement, the performance by Parent of the obligations hereunder and thereunder nor the consummation by Parent of the transactions contemplated hereby and thereby will (a) violate, conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of Parent, (b) violate or conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under the terms, conditions or provisions of any note, bond, mortgage, indenture or deed of trust, or any license, lease or agreement to which Parent is a party or by which any of its assets is bound or (c) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any Governmental Authority applicable to Parent or any of its assets, except in each case as would not have a Parent Material Adverse Effect.

         5.4 CONSENTS AND APPROVALS. Except as set forth in SECTION 5.4 of the Parent Disclosure Schedule, no filing or registration with, no notice to and no permit, authorization, consent or approval of any third party or any Governmental Authority is necessary for Parent to enter into this Agreement or for the consummation by Parent of the transactions contemplated by this Agreement (collectively, the "PARENT APPROVALS").

         5.5 BROKERS. Neither Parent nor any of its directors, officers, employees or agents has employed any investment banker, broker or finder in connection with the transactions contemplated hereby.

         5.6 PARENT DISCLOSURE MATERIALS. Except as disclosed on Schedule 5.6, as of their respective dates none of the Parent Disclosure Materials together with the Parent Disclosure Schedule (including all exhibits and schedules thereto and documents incorporated by reference therein) contained any untrue statement of a material fact or omit to state a material fact required to be

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

stated therein, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Parent Disclosure Materials at the time of filing complied in all material respects with the Exchange Act. As of the date hereof, there are no claims, actions, proceedings or investigations pending or, to the best knowledge of Parent, threatened against Parent or any subsidiary of Parent, or any properties or rights of Parent or of any of the subsidiaries of Parent, before any court, administrative, governmental or regulatory authority or body which is or will be required to be described in any Parent Disclosure Materials that is not so described.

         5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the Parent Disclosure Materials or the Parent Disclosure Schedule, since December 31, 2000 there has not been any event that has had, or that Parent reasonably expects to have, a Parent Material Adverse Effect.

                                  ARTICLE VI.
                  REPRESENTATIONS AND WARRANTIES OF MERGER SUB

         Parent and Merger Sub represent and warrant to the Stockholders as follows:

         6.1 ORGANIZATION, QUALIFICATIONS AND OPERATIONS. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted. Merger Sub is qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of property by it or the conduct of its business requires such licensing or qualification, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Parent Material Adverse Effect.

         6.2 CAPITAL STRUCTURE. The authorized capital stock of Merger Sub consists of 200 shares of common stock, no par value, all of which are issued and outstanding and owned of record and beneficially by Parent, free and clear of all Liens. All outstanding shares of capital stock of Merger Sub are duly authorized, validly issued, fully paid, and non-assessable (except to the extent provided in Section 630 of the NYBCL) and not subject to preemptive rights. Merger Sub has no outstanding options, warrants, subscriptions or other rights, agreements or commitments that obligates it to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of the capital stock of Merger Sub.

         6.3 AUTHORIZATION. Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Merger Sub, the performance by Merger Sub of its respective obligations hereunder, and the consummation by Merger Sub of the transactions contemplated hereby, have been duly authorized by the board of directors and sole stockholder of Merger Sub. No other corporate action on the part of Merger Sub is necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Merger Sub and constitutes the valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

         6.4 NO VIOLATION. Subject to the receipt by Merger Sub of the Merger Sub Approvals identified in Section 6.5 below, and except as set forth in
SECTION 6.4 of the Parent Disclosure Schedule, neither the execution and delivery by Merger Sub of this Agreement, the performance by Merger Sub of the obligations hereunder and thereunder nor the consummation by Merger Sub of the transactions contemplated hereby and thereby will (a) violate, conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of Merger Sub, (b) violate or conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under the terms, conditions or provisions of any note, bond, mortgage, indenture or deed of trust, or any license, lease or agreement to which Merger Sub is a party or by which any of its assets is bound or (c) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any Governmental Authority applicable to Merger Sub or any of its assets, except in each case as would not have a Parent Material Adverse Effect.

         6.5 CONSENTS AND APPROVALS. Except as set forth in SECTION 6.5 of the Parent Disclosure Schedule, no filing or registration with, no notice to and no permit, authorization, consent or approval of any third party or any Governmental Authority is necessary for Merger Sub to enter into this Agreement or for the consummation by Merger Sub of the transactions contemplated by this Agreement (collectively, the "MERGER SUB APPROVALS").

         6.6 BROKERS. Neither Merger Sub nor any of its directors, officers, employees or agents has employed any investment banker, broker or finder in connection with the transactions contemplated hereby.

         6.7 NO PRIOR ACTIVITIES. Except for this Agreement, Merger Sub (i) was recently formed, (ii) has not entered into any agreements or arrangements with any person and (iii) is not subject to or bound by any obligation or undertaking. Except as contemplated by this Agreement, Merger Sub has not engaged, directly or indirectly, in any business activities of any type or kind.

                                  ARTICLE VII.
                              ADDITIONAL AGREEMENTS

         7.1 VOTING OF SHARES; EXECUTION OF JOINDER.

                  (a) During the period from the date of this Agreement and continuing through the Closing Date, and except as otherwise provided herein, no Stockholder shall, with respect to shares of Company Common Stock that such Stockholder is or becomes the record or beneficial owner of, (i) deposit such shares of Company Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to such shares of Company Common Stock or grant any proxy with respect thereto or (ii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, pledge, transfer or other disposition of any of its shares of Company Common Stock. Each Stockholder, by this Agreement, with respect to those shares of Company Common Stock that it owns presently or may own in the future, does hereby constitute and appoint Parent, or any nominee of Parent, with full power of substitution, during and for the period from the date of this Agreement and continuing through the earlier of the Closing Date or the date of termination of this Agreement pursuant to Section 10.1, as its true and lawful attorney and proxy, for and in its name, place and stead, to vote each of such shares of Common Stock as its proxy, at every annual, special or adjourned meeting of the stockholders of the Company (including the right to sign its name (as stockholder) to any consent, certificate or other document relating to the Company that the NYBCL may permit or require) (i) in favor of the approval of the Merger and approval and adoption of this Agreement and the transactions contemplated hereby, (ii) against any Acquisition Proposal or any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company or the Stockholders hereunder or that would result in any of the conditions set forth in this Agreement not being fulfilled, and (iii) in favor of any other matter relating to consummation of the transactions contemplated by this Agreement. Each Stockholder hereby agrees and acknowledges that the proxy granted pursuant to the preceding sentence shall be irrevocable and that such proxy is coupled with an interest for all purposes.

                  (b) Without in any way limiting the foregoing, the Stockholders shall, as promptly as possible following consummation of the Split-Off, take all action reasonably necessary to cause the Company to execute the Joinder; provided, however, that in no event shall the Company execute the Joinder and become party to this Agreement unless and until all representations and warranties are true and correct as of the date the Company executes the Joinder.

         7.2 COMPANY STOCKHOLDER APPROVAL.

                  (a) The Company agrees that it will take all action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene, or seek written consents in lieu of, a meeting of the Stockholders (the "COMPANY STOCKHOLDER MEETING") to submit to the Stockholders the Merger and the related Plan of Merger, together with the affirmative recommendation of the Company Board regarding the Merger and Plan of Merger. The Company will use its commercially reasonable efforts to hold the Company Stockholder Meeting and obtain the approval of the Stockholders of the Merger and related Plan of Merger (the "STOCKHOLDER APPROVAL") as soon as practicable after the date hereof.

                  (b) The Company Board shall: (i) express their opinion to the Stockholders that the Merger and related Plan of Merger are in the best interests of the Company and the Stockholders and should be implemented; and
(ii) recommend to the Stockholders that they vote in favor of the approval and adoption of the Merger and related Plan of Merger.

                  (c) Subject to Section 7.1 above, the Stockholders agree that they shall vote in favor of the Merger and related Plan of Merger at the Company Stockholder Meeting.

         7.3 ACCESS TO INFORMATION; CONFIDENTIALITY. Between the date hereof and the Closing Date, the Stockholders shall, and upon execution of the Joinder the Company shall, and shall cause the Subsidiaries to, give to Parent and its counsel, accountants and other authorized representatives and agents, all reasonable access, during regular business hours to any and all of the Company's and its Subsidiaries' respective premises, properties, contracts, books and records, and will cause their respective officers and employees to furnish to Parent and its representatives, except where prohibited by law, any and all data and information pertaining, directly or indirectly, to the Company or the Subsidiaries that Parent shall from time to time reasonably request, and shall permit Parent and its representatives to make extracts and copies thereof. During such period, the Stockholders, and upon execution of the Joinder the Company, shall furnish promptly to Parent all information and documents concerning the business, properties and personnel of the Company and the Subsidiaries as Parent may reasonably request. Except as required by law, each of Parent, the Stockholders, and upon execution of the Joinder the Company, agree that, until the earlier of (i) two (2) years from the date of this Agreement and (ii) the Effective Time, each of Parent, the Company, the Stockholders and their respective subsidiaries will not, and Parent, the Company and the Stockholders will cause their respective directors, officers, partners, employees, agents, accountants, counsel, financial advisors and other representatives and Affiliates (collectively, "REPRESENTATIVES") not to, disclose any nonpublic information obtained from Parent, the Company or the Stockholders, as the case may be, to any other person, in whole or in part, other than to its Representatives in connection with an evaluation of the transactions contemplated by this Agreement, and each of Parent, the Company, the Stockholders and their respective subsidiaries and Affiliates will not, and Parent and the Company will cause their respective Representatives not to, use any of such nonpublic information to directly or indirectly divert or attempt to divert any business, customer, Producer, officer or employee of the other.

         7.4 PUBLIC ANNOUNCEMENTS. The parties hereto will consult with each other and will mutually agree (the agreement of each party not to be unreasonably withheld or delayed) upon the content and timing of any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations as advised by counsel; PROVIDED, HOWEVER, that each party will give prior notice to the other parties of the content and timing of any such press release or other public statement required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations.

         7.5 TAXES.

                  (a) Tax Sharing Agreements. Except in connection with the Split-Off, all Tax sharing agreements or similar agreements (other than this Agreement) with respect to or involving the Company or any Subsidiary shall be terminated immediately prior to the time of the Closing and, after the Closing Date, neither Parent, the Company, nor any Subsidiary shall be bound thereby or have any liability thereunder.

                  (b) Certain Taxes. All transfer, documentary, sales, use, stamp, registration, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including, but not limited to, any transfer, documentary, sales, use, stamp, registration, or similar Tax imposed by any states or subdivisions), shall be paid by the Stockholders when due, and the Stockholders will, at their own expense, file all necessary Tax

Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration, and other Taxes and fees, and, if required by applicable law, Parent will join in the execution of any such Tax Returns and other documentation.

                  (c) Tax Return Filing, Etc.

                           (i) Tax Returns Due on or Before the Closing Date.
The Stockholders shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company or any Subsidiary due on or before the Closing Date. The Stockholders shall pay, or cause the Company or any Subsidiary to pay, all Taxes shown as due on such Tax Returns. All such Tax Returns shall be prepared and filed in a manner that is consistent with prior practice, except as required by a change in applicable law.

                           (ii) Contests. If a notice of deficiency, proposed
adjustment, assessment, audit, examination, or other administrative or court proceeding, suit, dispute, or other claim (a "TAX CONTEST") shall be delivered, sent, commenced, or initiated to or against Parent or the Company or any Subsidiary by any Taxing authority with respect to Taxes that results in or may result in a Tax Loss (as hereinafter defined in Section 11.2) for which indemnification may be claimed from the Stockholders under this Agreement, Parent shall promptly notify Stockholders' Representative in writing of such Tax Contest; provided that the failure to so notify shall not relieve the Stockholders of their indemnification obligations hereunder, except to the extent such failure has actually and materially prejudiced the Stockholders. The Stockholders shall have the right (subject to Parent's consent, which shall not be unreasonably withheld) to represent the Company or any Subsidiary's interest and to employ counsel of their choice at their expense with respect to any such Tax Contest relating to a period ending on or before the Closing Date; and Parent shall cause each of the applicable Company or any Subsidiary to execute any powers of attorney or other documents or forms necessary in order to allow the Stockholders to control such contest and to settle any such Tax Contest (subject to Parent's consent, which shall not be unreasonably withheld). Parent shall have the sole right to represent the Company or any Subsidiary's interests and to employ counsel of its choice at its own expense with respect to any such Tax Contest relating to a period ending after the Closing Date (including any Straddle Period); provided that the Stockholders shall be liable to Parent for a pro rata share of any expenses (including attorneys' expenses) incurred by Parent in conducting such Tax Contest relating to a Straddle Period and such expense shall be considered a Tax Loss for which Parent is entitled to indemnification pursuant to Section 11.2. Notwithstanding any other provision of this Section 7.5, Stockholders' Representative may not, without Parent's consent, settle or otherwise dispose of any Tax Contest if such settlement or disposition could adversely affect the Tax liability of Parent or the Company or any Subsidiary for any Tax period or portion thereof beginning on or after the Closing Date. In the event the Stockholders do not take control of a Tax Contest that they have the right to control hereunder within 30 days of receiving notification of the existence of such Tax Contest, Parent may take control, and the Stockholders shall be liable to Parent for any expenses (including attorneys' expenses) incurred by Parent in conducting such Tax Contest, and any such expense shall be considered a Tax Loss for which Parent is entitled to indemnification pursuant to Section 11.2.

                           (iv) Cooperation on Tax Matters.

                                    (A) Parent, the Company and its
Subsidiaries, and Stockholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with any Tax Contest or the filing of Tax Returns pursuant to this Section 7.5. Such cooperation shall include (i) the retention and (upon the other party's request) the provision of records and information that are reasonably relevant to any audit, litigation or other proceeding; and (ii) making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent, the Company and its Subsidiaries, and Stockholders agree (i) to retain all books and records with respect to Tax matters pertinent to the Company and the Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent or Stockholders' Representative, any extensions thereof) for the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing authority; and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or Stockholders, as the case may be, shall allow the other party to take possession of such books and records.

                                    (B) Parent and the Stockholders further
agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                           (v) Elections. Without the prior written consent of
Parent, from the date hereof, neither any Stockholder nor the Company nor any Subsidiary shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any Subsidiary, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any Subsidiary, take any other action or omit to take any action, if such election, adoption, change, amendment, agreement, settlement, surrender, consent, or other action or omission would have the effect of materially increasing the Tax liability of Parent or the Company or any Subsidiary for any Tax period or portion thereof beginning on or after the Closing Date.

                           (vi) Disputes. Disputes arising under this Section
7.5 and not resolved by mutual agreement within 60 days shall be resolved by a nationally recognized law or accounting firm with no material affiliation or relationship with Parent or the Stockholders (the "TAX REFEREE") chosen (and mutually acceptable to both Parent and Stockholders' Representative) within 15 business days of the date on which the need to choose the Tax Referee arises. The Tax Referee shall resolve any disputed items within 30 days of having the item referred to it pursuant to such procedures as it may require. The costs, fees and expenses of the Tax Referee shall be borne equally by Parent and the Stockholders.

                  (d) Straddle Period Tax Allocation. For purposes of Section 7.5(c), in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that relates to the portion of such Tax period beginning before and ending on the

Closing Date shall (i) in the case of any Taxes other than income Taxes or Taxes based on gross receipts or capital, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period and (ii) in the case of any income Taxes or Taxes based on gross receipts or capital, be deemed equal to the amount that would be payable if the relevant Tax period ended on the Closing Date.

                  (e) Certification. The Stockholders shall furnish to Parent on or before the Closing Date, and pursuant to Treas. Reg. section 1.1445-2(c)(3), a copy of a statement, issued by the Company pursuant to Treas. Reg. section 1.897-2(h), certifying that the interests in the Company being acquired in the Merger are not U.S. real property interests.

         7.6 CONSENTS, APPROVALS AND FILINGS. Parent and the Company will make, and cause their respective subsidiaries and, to the extent necessary, their other Affiliates to make, all necessary filings, including, without limitation, those required under the Securities Laws in order to facilitate the prompt consummation of the Merger and the other transactions contemplated by this Agreement. In addition, Parent, Stockholders and the Company will each use their respective commercially reasonable efforts, and will cooperate fully and in good faith with each other, (a) to comply as promptly as practicable with all governmental requirements applicable to the Merger and the other transactions contemplated by this Agreement, and (b) to obtain as promptly as practicable all necessary permits, orders or other consents of Governmental Authorities and consents of all third parties necessary for the consummation of the Merger and the other transactions contemplated by this Agreement. Each of Parent, the Stockholders and the Company shall use their respective commercially reasonable efforts to promptly provide such information and communications to Governmental Authorities as such Governmental Authorities may reasonably request. Each of the parties hereto shall provide to the other parties copies of all applications in advance of filing or submission of such applications to Governmental Authorities in connection with this Agreement and shall make such revisions thereto as reasonably requested by each other party hereto. Each of the parties hereto shall provide to the other parties the opportunity to participate in all meetings and material conversations with Governmental Authorities with respect to the matters contemplated by this Agreement.

         7.7 THIRD PARTY PROPOSALS. Neither the Company nor any Stockholder nor any of their respective Affiliates shall directly or indirectly solicit, encourage or facilitate inquiries or proposals, or enter into any definitive agreement, with respect to, or initiate or participate in any negotiations or discussions with any Person concerning, any acquisition or purchase of all or a substantial portion of the assets of, or of any equity interest in, the Company or any merger or business combination with the Company other than as contemplated by this Agreement (each, an "ACQUISITION PROPOSAL") or furnish any information to any such Person. The Company and the Stockholders and any of their respective Affiliates and agents shall notify Parent immediately if any Acquisition Proposal (including the terms thereof) is received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, any of the Company, the Stockholders or any of their respective Affiliates. The Company and each of the Stockholders shall, and shall cause their respective Affiliates, officers, directors, employees, representatives and advisors to, immediately cease or cause to be terminated any existing activities, including discussions or negotiations with any parties, conducted prior to the date hereof with respect to any Acquisition Proposal and shall seek to have all materials, if any, distributed to such persons by the Company, any Stockholder or any of their respective Affiliates or advisors promptly returned to the Company. None of the Company, the Stockholders or any of their respective Affiliates shall amend, modify, waive or terminate, or otherwise release any person from, any standstill, confidentiality or similar agreement or arrangement currently in effect. The Company and the Stockholders shall cause their respective officers, directors, agents, advisors and Affiliates to comply with the provisions of this
Section 7.7.

         7.8 STOCK OPTIONS. Upon consummation of the Merger, Parent and Company shall negotiate in good faith to enter into employee stock option agreements with certain of Company's employees who are not significant stockholders of Company.

         7.9 POST-SIGNING FINANCIAL INFORMATION. The Company shall, as promptly as practicable, provide to Parent all internally prepared management reports and all other financial data, projections and other information for the period from March 31, 2001 forward in time relating to the Company and the Subsidiaries.

         7.10 REGISTRATION STATEMENT; RESALES OF PARENT COMMON STOCK. Within ninety (90) days following the Closing Date, Parent shall, and Company shall cooperate in taking steps to (i) prepare and file with the Securities Exchange Commission ("SEC") a registration statement on Form S-3 to register resales by the Stockholders of the Merger Consideration (the "REGISTRATION STATEMENT"), except for the greater of 2,200,000 shares of Parent Common Stock (the "RESTRICTED MERGER CONSIDERATION") or fifty percent (50%) of the Merger Consideration (without regard to any adjustment under Section 2.10(d)) issued or issuable to Stockholders Robert Lamy, William Lamy, Robert Ballard, and Scott Fox (the "RESTRICTED STOCKHOLDERS"), and (ii) use commercially reasonable efforts to cause such registration statement to be declared effective, and to maintain its effectiveness until the first (1st) anniversary of the Closing Date.

                  (a) All expenses incurred in connection with the registration pursuant to this Section 7.10 (excluding underwriters' and brokers' discounts and commissions), including, without limitation all federal and "blue sky" registration, qualification and filing fees, printers' and accounting fees, fees and disbursements of counsel for the Company, shall be borne by the Company.

                  (b) In connection with the registration under this Section 7.10, Parent shall, as expeditiously as commercially reasonable:

                           (i) Furnish to Stockholders and to the underwriters, if any, such number of copies of the Registration Statement, prospectus, and preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in writing in order to facilitate the disposition of the Merger Consideration owned by them that are included in such Registration Statement.

                           (ii) Use commercially reasonable efforts to register and qualify the securities covered by such Registration Statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested in writing by the Stockholders, provided that Parent shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                           (iii) Notify each Stockholder with securities covered by such Registration Statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                           (iv) Use commercially reasonable efforts to cause all the securities covered by the Registration Statement to be listed on
         (X) the American Stock Exchange, if the listing of such securities is then permitted under the rules of such exchange, or (Y) authorized for quotation on a national quotation system.

                  (c) To the extent permitted by law, Parent will indemnify and hold harmless each Stockholder, the partners, officers, directors of each Stockholder, any underwriter (as defined in the Securities Act) for such Stockholder and each person, if any, who controls such Stockholder or underwriter within the meaning of the Securities Act or the Exchange Act, against any expenses, losses, claims, damages, or liabilities (joint or several) (or actions in respect thereof) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such expenses, losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "VIOLATION"):

                           (i) any untrue statement of a material fact contained in such Registration Statement, preliminary prospectus, final prospectus, offering circular or other document contained therein or any amendments or supplements thereto;

                           (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or

                           (iii) any violation or alleged violation by Parent of the Securities Act, the Exchange Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any federal or state securities law in connection with the offering covered by such registration statement;

and Parent will reimburse each such Stockholder, partner, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating, defending or settling any such loss, claim, damage, liability or action; PROVIDED, HOWEVER, that the indemnity agreement contained in this Section 7.10(d) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of Parent (which consent shall not be unreasonably withheld), nor shall Parent be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Stockholder or its agent, partner, officer, director, underwriter or controlling person of such Stockholder.

                  (d) Each Restricted Stockholder agrees that such Stockholder will not sell, assign or transfer any of the Parent Common Stock received by such Stockholder pursuant to the Merger except (i) pursuant to the Registration Statement or another registration statement that has been declared effective under the Securities Act, or (ii) in a transaction that is not required to be registered under the Securities Act; PROVIDED, HOWEVER, that the aggregate number of shares of Parent Common Stock sold by or on behalf of any particular Restricted Stockholder on any day after the Closing Date (a "SALES DATE") shall not exceed ten percent (10%) of the average five (5) day reported volume of trading of the Parent Common Stock on all national securities exchanges and/or reported on the automated quotation system of a registered securities association preceding any Sales Date; and PROVIDED, FURTHER, that all such sales otherwise comply with restrictions that may be imposed by applicable law. Parent shall be entitled to condition the registration of transfer of any such Parent Common Stock not made pursuant to an effective registration statement upon the receipt of a written opinion of counsel addressed to Parent, which opinion and counsel shall be reasonably satisfactory to Parent, that such transfer is not required to be so registered.

                  (e) Each certificate representing shares of Parent Common Stock issued to a Stockholder at the Closing shall bear the following legend:

                  The shares represented by this certificate have not been registered under the Securities Act of 1933 or any state's securities laws, and such shares may not be resold or otherwise transferred unless they are subsequently registered or an exemption from applicable registration requirements is available.

The foregoing legend will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to Parent from counsel reasonably satisfactory to Parent to the effect that such legend is no longer required for purposes of the Securities Act.

         7.11 COMPANY FINANCIAL INFORMATION. Stockholders shall furnish or cause to be furnished to Parent all financial statements pertaining to the business of the Company and its subsidiaries, together with accompanying reports and related consents of Logisoft's and the Company's independent accounting firm, as applicable, which are required in order to satisfy Parent's disclosure requirements under the United States securities laws as determined by Parent in its reasonable judgment. Any such information shall be prepared in accordance with and will present information in a form which will satisfy the requirements of the securities laws and the rules and regulations of the Securities and Exchange Commission. Stockholders shall also furnish or cause to be furnished to Parent any additional financial or other information regarding the Company and its subsidiaries which is needed, in the reasonable judgment of Parent, to permit the preparation of any tax returns and support of tax positions or the compliance with any other regulatory requirements.

         7.12 TAKEOVER STATUTES. If any Takeover Statute is or may become applicable to the Merger, each of Parent and the Company shall take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger.

         7.13 NOTICE, EFFORTS TO REMEDY. During the period from the date of this Agreement to the Effective Time, each party hereto shall promptly give written notice to the other parties hereto upon becoming aware of the occurrence of any event which would cause or constitute a breach of any of the representations, warranties or covenants of such party contained in this Agreement and shall use commercially reasonable efforts to prevent or promptly remedy the same. During the period from the date of this Agreement to the Effective Time, the Company, the Stockholders and Parent each shall cause one or more of its representatives to confer on a regular and frequent basis with representatives of the other and to report on the general status of its ongoing operations. The Stockholders and, upon execution of the Joinder, the Company shall promptly notify Parent of any change, in each case on a consolidated basis, in the normal course of the Company's or the Subsidiaries' businesses or in the operation of its or their properties having a Company Material Adverse Effect and of the receipt by the Company or any Company Subsidiary of notice of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or the receipt by the Company or any Company Subsidiary of a notice of the institution or the threat of litigation involving the Company or any Company Subsidiary which, individually or in the aggregate, would have a Company Material Adverse Effect. During the period from the date of this Agreement to the Effective Time, Parent shall promptly notify the Company and each Stockholder of any change on a consolidated basis in the normal course of Parent's business or in the operation of its properties having a Parent Material Adverse Effect, and of the receipt by Parent of any non-confidential notice of any governmental complaints, investigations or hearings (or communications indicting that the same may be contemplated) or the receipt by Parent of a notice of the institution or the threat of litigation involving Parent which, individually or in the aggregate, would have a Parent Material Adverse Effect.

         7.14 PREPARATION AND DELIVERY OF PRE-CLOSING BALANCE SHEET. Stockholders hereby agree to prepare the Pre-Closing Balance Sheet in accordance with past practice and GAAP (subject to customary adjustments and accruals) and deliver it to Parent one day prior to the Closing Date. The Pre-Closing Balance Sheet must expressly include as a separate item reserves for any unpaid Taxes attributable to Pre-Closing Tax Periods.

         7.15 EMPLOYEE BENEFITS PLANS. The Company will take all actions necessary to withdraw from participation in the Benefits Plans at or before the effective time of the Split-Off. Notwithstanding the foregoing, the Company will maintain the Company's Section 125 Cafeteria Plan.

                                  ARTICLE VIII.
                              COVENANTS RELATING TO
                       CONDUCT OF BUSINESS PRIOR TO MERGER

         8.1 CONDUCT OF BUSINESSES OF THE COMPANY. Except as expressly contemplated by this Agreement, as set forth in SECTION 8.1 of the Company Disclosure Schedule or with the prior written consent of Parent (not to be unreasonably withheld or delayed), from the date of this Agreement, the Company will, and will cause each Subsidiary to, conduct its business and operations according to its ordinary and usual course of business and will use all reasonable efforts consistent therewith to preserve intact and, as applicable, maintain in good repair its properties, assets and business organizations, to keep available the services of its officers, agents and employees and to maintain satisfactory relationships with its customers in each case in the ordinary course of business, consistent with the manner in which the Company and its subsidiaries have been operated prior to the Split-Off. Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement and as set forth in SECTION 8.1 of the Company Disclosure Schedule or with the prior written consent of Parent (not to be unreasonably withheld or delayed), prior to the Closing, the Company will not, and will not permit any Subsidiary to:

                  (a) propose or adopt any amendment to its Certificate of Incorporation or Bylaws (or similar organizational documents);

                  (b) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse the obligations of any other Person;

                  (c) (i) adopt any new Benefit Plan (including any stock option, stock benefit or stock purchase plan) or amend any existing Benefit Plan in any material respect, (ii) increase in any manner the rate or terms of compensation of any of its directors, officers, agents or employees or enter into any employment, severance or collective bargaining agreement other than (A) normal, annual pay increases of employees or (B) increases in compensation to agents in connection with new products, (iii) hire any new employee to serve as an officer or member of senior management of the Company or any Subsidiary, or
(iv) renew or enter into consulting or similar services agreements with a term that extends beyond the Effective Time;

                  (d) enter into any agreement with any officer, director, employee, general agent or sales agent of either the Company or any Subsidiary pursuant to which such Persons will be entitled to receive from either the Company or any Subsidiary any Transaction Bonus;

                  (e) (i) sell, transfer or otherwise dispose of any of its property or assets other than immaterial sales or other dispositions of assets or (ii) mortgage or encumber any of its property or assets;

                  (f) except in the ordinary course consistent with past practices, sell, transfer or otherwise dispose of any securities;

                  (g) enter into or terminate any other material agreements, commitments or contracts;

                  (h) (i) split, combine or reclassify the Company Common Stock,
(ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to the Company Common Stock; (iii) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, the Company Common Stock or any of its capital stock, or (iv) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

                  (i) enter into any agreement or commitment (A) having a duration of 12 months or more, or (B) involving an aggregate capital expenditure or commitment exceeding (x) $25,000 individually, or (y) collectively with all other such agreements, $75,000;

                  (j) take any action that would intentionally result in a breach of the representations and warranties contained in Article III of this Agreement;

                  (k) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

                  (l) change any of the financial accounting methods or practices used by it unless required by GAAP or applicable law;

                  (m) settle or compromise any claim (including arbitration) or litigation, which after insurance reimbursement involves an amount in excess of $50,000 or otherwise is material to the Company and its Subsidiaries taken as a whole;

                  (n) except in accordance with any arrangement or agreement described in SECTION 3.23 of the Company Disclosure Schedule, make any payment, loan or advance of any amount to or in respect of, or engage in the sale, transfer or lease of any of its property or assets to, or enter into any contract with, any Affiliate;

                  (o) amend the terms of or terminate any (i) Material Contracts (other than an extension of the terms, or termination in accordance with the scheduled termination, of such Material Contract expressly required by their terms) or (ii) contracts, agreements or arrangements with any Affiliate to cause any change in the cost, services being provided, or term of any such agreements, other than as specifically contemplated by this Agreement;

                  (p) enter into or renew (other than a renewal of such contract expressly required by the terms of such contract) any contract that would be considered a Material Contract (including any contracts, agreements or arrangements with any Affiliates);

                  (q) engage in any transaction with any Affiliate, except to the extent provided in this Agreement; PROVIDED, HOWEVER, that the Company and the Subsidiaries may perform their obligations under any agreement with any Affiliate identified in SECTION 3.23 of the Company Disclosure Schedule; or

                  (r) agree to take any of the foregoing actions.

         8.2 OTHER ACTIONS. None of Parent, the Company, or any Stockholder shall, and none of them shall permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in any of the conditions of the Merger set forth in Article IX not being satisfied.

                                   ARTICLE IX.
                              CONDITIONS PRECEDENT

         9.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) SPLIT-OFF; COMPANY STOCKHOLDER APPROVAL. The Split-Off shall have been consummated and Company Stockholder Approval with respect to the Merger and related Plan of Merger shall have been obtained.

                  (b) PRIOR RECEIPT OF PARENT DISCLOSURE MATERIALS. Each Stockholder shall have received the Parent Disclosure Materials and had a reasonable time to review such materials.

                  (c) GOVERNMENTAL AND REGULATORY CONSENTS. All required consents, approvals, permits and authorizations to the consummation of the Merger shall be obtained from any Governmental Authority whose consent, approval, permission or authorization is required, whether in accordance with currently effective law or by reason of a change in law after the date of this Agreement. No such consent, approval, permission or authorization shall contain a materially adverse prohibition, limitation, condition or restriction imposed by the Governmental Authority.

                  (d) NO INJUNCTIONS OR RESTRAINTS. No action, suit or proceeding shall have been instituted and be continuing or be threatened by any Governmental Authority to restrain, modify or prevent the carrying out of the transactions contemplated hereby; no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting Parent's conduct or operation of the business of the Surviving Corporation after the Merger shall have been issued; no action, suit or proceeding seeking any of the foregoing shall have been instituted by any third party that has or is reasonably likely to materially impair the Company's or Parent's ability to consummate the transactions contemplated hereby or have a Company Material Adverse Effect or a Parent Material Adverse Effect.

                  (e) NO DISSENTING SHARES. No holders of Company Common Stock shall have perfected dissenters' rights under the NYBCL with respect to the Merger.

                  (f) OPINION OF COUNSEL. Parent shall have received an opinion of counsel to the Company and the Stockholders, dated the Closing Date, substantially in the form attached hereto as EXHIBIT F.

                  (g) TAX OPINION OF COUNSEL. Stockholders shall have received an opinion of counsel to the Stockholders that the Split-off is tax-free to the Company and Stockholders.

                  (h) EMPLOYMENT AGREEMENTS. Each of the following individuals shall have entered into employment agreements with the Company or Parent substantially in the form attached as an EXHIBIT G: Robert Ballard, William Lamy, Robert Lamy, Scott Fox and John Van Heel.

                                   ARTICLE X.
                        TERMINATION, AMENDMENT AND WAIVER

         10.1 TERMINATION. This Agreement may be terminated and the Merger abandoned as follows:

                  (a) at any time prior to the Effective Time, whether before or after approval of the Merger and related Plan of Merger by the Company by mutual written consent of Parent, Merger Sub and the Company; or

                  (b) at any time prior to the Effective Time:

                           (i) by Parent or the Company if the Merger shall not have been consummated on or before June 15, 2001, unless the failure to consummate the Merger is the result of a willful and Material Breach of this Agreement by the party seeking to terminate this Agreement;

                           (ii) by Parent or the Company if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

                           (iii) by Parent in the event of a breach of Section
         3.27 (subject to the limitation in Section 11.6(c)) or intentional misconduct by Stockholders or the Company; or

                           (iv) by Parent if the Company shall have breached the requirements of Section 7.7 hereof.

         10.2 EFFECT OF TERMINATION.

                  (a) In the event that Parent or the Company terminates this Agreement as provided in Section 10.1(a), 10.1(b)(i), or 10.1(b)(ii), this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or the Company, other than the last sentence of Section 7.3 and Sections 3.25, 4.4, 5.5, 6.6, 7.4, 10.2, 12.1 and Article 13.

                  (b) In the event that this Agreement is terminated by Parent or the Company pursuant to Section 10.1(b)(iii) or 10.1(b)(iv) any non-breaching party may seek damages or any other appropriate remedy in law or in equity.

         10.3 AMENDMENT. Subject to the applicable provisions of the NYBCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; PROVIDED, HOWEVER, that after the Company Stockholder Approval has been obtained, no amendment shall be made which reduces the consideration payable in the Merger or adversely affects the rights of the Company Stockholders hereunder without the approval of such stockholders.

         10.4 EXTENSION; CONSENT; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to Section 10.3, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement or consent to any action requiring consent pursuant to this Agreement. Any agreement on the part of a party to any such extension, waiver or consent shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

         10.5 PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION, CONSENT OR WAIVER. A termination of this Agreement pursuant to Section 10.1, an amendment of this Agreement pursuant to Section 10.3 or an extension, consent or waiver pursuant to Section 10.4 shall, in order to be effective, require in the case of Parent, Merger Sub or the Company, action by its board of directors or a duly authorized committee of its board of directors.

                                   ARTICLE XI.
                                 INDEMNIFICATION

         11.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties contained in Articles III, IV, V and VI of this Agreement, including any schedules made part hereof, and any covenants or other agreements the performance of which is specified to occur on or prior to the Closing or the Closing Date, shall survive the Merger hereunder for a period of one (1) year following the Closing Date, except for (i) representations and warranties set forth in Sections 3.4, 4.5, and 5.2 which shall survive indefinitely, and (ii) representations and warranties set forth in Sections 3.4, 3.13, 3.14, 3.15, 3.17 and 3.19 which shall survive until 30 days after the expiration of the applicable statute of limitations for assessment of Taxes (including any Taxes constituting a Tax Loss), including any extension. Any covenant or other agreement herein any portion of the performance of which may or is specified to occur after the Closing shall survive the Merger hereunder indefinitely or for such lesser period of time as may be specified therein.

         11.2 OBLIGATIONS OF STOCKHOLDERS.

                  (a) From and after the Closing Date, each of the Stockholders severally and not jointly shall indemnify and hold harmless Parent and its respective employees, officers, directors, partners and other Affiliates (including the Company), but excluding any of the other Stockholders, from and against any and all Taxes or other Losses which any of them may suffer, incur or sustain arising out of, attributable to, or resulting from any inaccuracy in or breach of any of the representations or warranties of that Stockholder made in
Section 3.4, Section 3.16, and Article IV of this Agreement, and the Stockholders (other than the Management Stockholders, and for them only to the extent provided in subparagraph

                  (b) below) shall not have any other liability or obligation to Parent or its respective employees, officers, directors, partners or other Affiliates (including Company) in respect of any of the other representations, warranties, and covenants set forth in this Agreement; and (b) From and after the Closing Date, and subject to any applicable limitation in Section 11.6, the Management Stockholders jointly and severally shall indemnify and hold harmless Parent and its respective employees, officers, directors, partners and other Affiliates (including the Company), but excluding any of the other Stockholders, from and against any and all Taxes or other Losses which any of them may suffer, incur or sustain arising out of, attributable to, or resulting from: (i) any inaccuracy in or breach of any of the representations or warranties of the Company made in this Agreement; (ii) any breach or nonperformance of any of the covenants or other agreements made by the Company or any Stockholder in or pursuant to this Agreement, (iii) any unpaid Taxes of the Company or any Subsidiary with respect to any Tax period ending on or before the Closing Date or with respect to any Straddle Period to the extent allocated to the Pre-Closing Tax Period, but only to the extent such Taxes exceed the reserve for such Taxes expressly included as a separate item on the Pre-Closing Balance Sheet, (iv) the unpaid Taxes of the Company or any Subsidiary under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law) for or attributable to any Pre-Closing Tax Period or any Straddle Period to the extent allocable to the Pre-Closing Tax Period, but only to the extent such Taxes exceed the reserve for such Taxes expressly included as a separate item on the Pre-Closing Balance Sheet, or under any Tax sharing or similar agreement, as a transferee or successor, by contract or otherwise, or
(v) any aspect of the Split-Off (any of the foregoing in this section 11.2(b) or 11.2 (a) a "LOSS" and collectively "LOSSES"). (Taxes with respect to which Parent and its respective employees, officers, directors, partners and other Affiliates (including the Company) may be entitled to indemnification pursuant to this Section 11.2 are Losses sometimes referred to herein as "TAX LOSSES").

                  (c) The Management Stockholders shall satisfy any finally determined Indemnifiable Claim against them by delivering to the Indemnified Party, at the option of the Management Stockholders, cash or an election to set-off such amount against that number of shares of Parent Common Stock having an aggregate value equal to the amount of such claim, each such share to be valued for this purpose at the average of the per share closing prices for the Parent Common Stock on the AMEX for the five (5) trading days immediately prior to the relevant date of payment or offset, and which shares constitute part of the Contingent Consideration that Parent is actually obligated to deliver to the Management Stockholders in accordance with Section 2.10(d) because of the satisfaction of the contingencies. In the event that any such Stockholder does not own a sufficient number of shares to satisfy such indemnification obligation, then such Stockholder shall pay any deficiency with cash.

         11.3 OBLIGATIONS OF PARENT. From and after the Closing Date, Parent shall indemnify, defend and hold harmless the Stockholders and their respective employees, officers, directors, partners and other Affiliates from and against any and all Losses which any of them may suffer, incur, or sustain arising out of, attributable to, or resulting from, directly or indirectly: (a) any inaccuracy in or breach of any of the representations and warranties of Parent made in this Agreement; and (b) any breach or nonperformance of any of the covenants or other agreements made by Parent in or pursuant to this Agreement.

         11.4 NOTICE OF CLAIMS. Any Indemnified Party seeking indemnification for any Loss or potential Loss arising from a claim asserted by any party to this Agreement against the Indemnifying Party (a "CLAIM") shall give written notice to the Indemnifying Party specifying in detail the source of the Loss or potential Loss under Section 11.2 or 11.3, as the case may be. Written notice to the Indemnifying Party of the existence of a Claim shall be given by the Indemnified Party promptly after the Indemnified Party becomes aware of the potential claim; PROVIDED, HOWEVER, that the Indemnified Party shall not be foreclosed from seeking indemnification pursuant to this Article XI by any failure to provide such prompt notice of the existence of a Claim to the Indemnifying Party except and only to the extent that the Indemnifying Party actually incurs an incremental out-of-pocket expense or otherwise has been materially damaged or prejudiced as a result of such delay. Notwithstanding the foregoing, the procedures set forth in this Section 11.4 shall not apply to Tax Contests as defined in Section 7.5(c).

         11.5 SURVIVAL OF INDEMNITY. Any matter as to which a claim has been asserted by formal notice pursuant to Section 11.4 and within the time limitation applicable by reason of Section 11.1 that is pending or unresolved at the end of any applicable limitation period under thi0s Article XI or Applicable Law shall continue to be covered by this Article XI notwithstanding any applicable statute of limitations (which the parties hereby waive) or the expiration dates set forth in Section 11.1 until such matter is finally terminated or otherwise resolved by the parties under this Agreement or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

         11.6 LIMITATIONS.

                  (a) Neither any Management Stockholder or Parent shall have indemnification obligation under this Agreement until aggregate Losses of such party and its Affiliates and the successors and assigns of such party and its Affiliates exceed $10,000, after which time such party shall be liable for the entire amount of Losses in accordance with the terms hereof, subject to the limitations in Sections 11.6(b) and 11.9 of this Agreement.

                  (b) The obligations of Parent under Section 11.3 shall be limited to $100,000 PROVIDED, however that such limitation shall not apply to any Loss suffered by the Stockholders as a result of a breach of the representation in Section 5.2. The obligations of the Management Stockholders under Section 11.2(b) shall be limited to an aggregate of $100,000; PROVIDED, however that such limitation shall not apply to any Loss suffered by Parent as a result of the Split-Off or as a result of a breach of the representation in
Section 3.4, Section 4.5, Section 3.27, or intentional misconduct.

                  (c) Section 3.27 shall not be deemed breached unless and until bona fide claims arising from breach of such section, individually or in the aggregate, equal or exceed $300,000.

         11.7 SUBROGATION. Any Indemnifying Party shall be subrogated to any right of action which the Indemnified Party may have against any other person with respect to any matter giving rise to a claim for indemnification hereunder.

         11.8 ADJUSTMENTS TO INDEMNIFICATION OBLIGATIONS.

                  (a) All indemnity payments required to made under this Article XI by Parent shall be treated as adjustments to the Merger Consideration. Parent shall satisfy any finally determined Indemnifiable Claim against it by delivering to the Indemnified Party, at Parent's option, cash or that number of shares of Parent Common Stock having an aggregate value equal to the amount of such claim, each such share to be valued for this purpose at the average of the per share closing prices for the Parent Common Stock on the AMEX for the five
(5) trading days immediately prior to the relevant date of payment or offset.

                  (b) All computations of indemnity payments due under this
Article XI shall reflect the actual present cash cost of the obligation with respect to which the indemnity payment relates. If any Indemnified Party receives a Tax deduction, Tax credit or other Tax benefit ("TAX BENEFIT") by virtue of having paid or accrued an amount for which an indemnity payment is provided, the amount of such Tax Benefit will be refunded to the Party making such indemnity payment when, as and if such Indemnified Party realizes a cash Tax savings from such Tax Benefit. If for any reason an Indemnified Party has any Tax imposed on it on account of its receipt of an indemnity payment including payments pursuant to this sentence ("ADDITIONAL INDEMNITY TAXES"), such indemnity payment shall be "grossed-up" for the Additional Indemnity Taxes so that the net payments received by the Indemnified Party will be equal to the amount of the indemnity payment such Indemnified Party would have received had no such Additional Indemnity Taxes been imposed.

                  (c) The amount which any Indemnifying Party is or may be required to pay any Indemnified Party pursuant to this Article XI shall be reduced (including, without limitation, retroactively) by any insurance proceeds or other amounts actually recovered by or on behalf of such Indemnified Party in reduction of the related Loss. If an Indemnified Party shall have received the payment required by this Agreement from an Indemnifying Party in respect of a Loss and shall subsequently actually receive insurance proceeds or other amounts in respect of such Loss, then such Indemnified Party shall pay to such Indemnifying Party a sum equal to the amount of such insurance proceeds or other amounts actually received (net of any expenses in obtaining the same).

         11.9 TRIGGERING CONDITIONS FOR ADDITIONAL INDEMNIFICATION. In the event any of the following of conditions are not satisfied at or before Closing, then the limitation on indemnification to be paid by the Management Stockholders provided in Section 11.6(b) shall be equitably increased in respect of any claim or potential claim in respect of such failed condition, up to a maximum aggregate limit on indemnification of $300,000:

                  (a) REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS. The representations and warranties of the Stockholders contained in this Agreement shall have been true and correct on the date of this Agreement (subject to the qualifiers contained in the lead-in sentences of Article III and Article IV) and shall be true and correct at and as of the Closing Date as though made at and as of such time (except to the extent that any such representations and warranties expressly relate only to an earlier time, in which case they shall have been true and correct at such earlier time); PROVIDED, HOWEVER, that this condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties (without regard to any materiality or Company Material Adverse Effect qualifier(s) contained in any individual representation or warranty) could reasonably be expected to have a material adverse effect on the condition or prospects (financial or otherwise) of the Company (or, following the Effective Time, the Surviving Corporation) and its subsidiaries, considered as a whole. The Company shall have delivered to Parent and Merger Sub a certificate dated as of the Closing Date, signed by a senior executive officer of the Company, to the effect set forth in this Section 11.9(a).

                  (b) PERFORMANCE OF OBLIGATIONS OF THE STOCKHOLDERS AND COMPANY. The Stockholders and the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent and Merger Sub shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

                  (c) CONSENTS UNDER MATERIAL CONTRACTS. The Company shall have obtained the consent or approval of each person whose consent or approval shall be required under any Material Contract, Real Property Lease or other obligation to which the Company or any Subsidiary is a party, except those for which the failure to obtain such consents or approvals would not, individually or in the aggregate, have a Material Adverse Effect.

                  (d) NO MATERIAL ADVERSE CHANGE. There shall not have occurred any change in the business of the Company and its subsidiaries since the date of this Agreement or any other event or circumstance that could reasonably be expected to have a Company Material Adverse Effect.

                  (e) DUE DILIGENCE. Parent shall have completed its due diligence investigations of Company and its Subsidiaries with results satisfactory to Parent in its sole discretion, and Company and the Stockholder shall cooperate with Parent and negotiate the resolution of such matters in good faith.

                  (f) COMPANY CAPITALIZATION. Company shall have, on the Closing Date, at least $700,000 in cash and short-term liquid investments.

         11.10 REMEDIES. The Indemnification provided for in this Article XI shall be the exclusive remedy of any Indemnified Person for any breach of or inaccuracy in any of the representations, warranties and covenants made in this Agreement or in any certificate, document or instrument delivered pursuant hereto. Notwithstanding the foregoing, this Article XI shall not restrict the ability of any party to seek specific performance of this Agreement or any provision hereof.

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

                                  ARTICLE XII.
                                     NOTICES

         12.1 NOTICES. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given if personally delivered, by confirmed facsimile transmission, by receipted overnight or express courier (such as Federal Express) or mailed, by certified mail, return receipt requested, first-class postage prepaid, to the parties at the following addresses:

   If to Parent or Merger Sub, to:
                  eResource Capital Group, Inc.
                  5935 Carnegie Boulevard
                  Suite 101
                  Charlotte, North Carolina  28209
                  Attention:  Michael D. Pruitt
                  Chief Executive Officer
                  Facsimile:   (704) 553-7136


   with copies to:
                  Philip P. Gura, Esq.
                  Sutherland Asbill & Brennan LLP
                  999 Peachtree Street, N.E.
                  Atlanta, Georgia 30309
                  Facsimile: (404) 853-8806


   If to Stockholders, to such address provided on Exhibit A.

   If to the Company, to:

   Attention:
   Facsimile:

   with a copy to:
   Steven R. Gersz, Esq.
   Underberg & Kessler LLP
   1800 Chase Square
   Rochester, NY 14604
   716-258-2817
   716-258-2821 - Fax

All notices and other communications required or permitted under this Agreement that are addressed as provided in this Article XII if delivered personally will be deemed given upon delivery, if delivered by facsimile transmission will be deemed delivered when confirmed, if sent via overnight or express courier will be deemed delivered as of the next succeeding business day after the date actually and if delivered by certified mail in the manner described above will

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

be deemed given on the third (3rd) business day after the day it is deposited in a regular depository of the United States mail. Any party from time to time may change its address for the purpose of notices to that party by giving a similar notice specifying a new address, but no such notice will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.

                                  ARTICLE XIII.
                                  MISCELLANEOUS

         13.1 ENTIRE AGREEMENT. Except for the documents executed by Parent, Merger Sub and the Company pursuant hereto, this Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter of this Agreement, and this Agreement (including the exhibits hereto and other documents delivered in connection herewith) contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

         13.2 EXPENSES. Except as provided in Section 10.2, whether or not the Merger is consummated, each of Parent, Merger Sub, and the Company will pay its own costs and expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby. In the event of any lawsuit or other judicial proceeding brought by either party to enforce any of the provisions of this Agreement, the losing party in such proceeding shall reimburse the prevailing party's fees and expenses incurred in connection therewith, including the fees and expenses of its attorneys.

         13.3 COUNTERPARTS/FACSIMILE SIGNATURES. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Any party may deliver an executed copy of this Agreement and any documents contemplated hereby by facsimile transmission to another party, and such delivery shall have the same force and effect as any other delivery of a manually signed copy of this Agreement or of such other documents.

         13.4 NO THIRD PARTY BENEFICIARY. The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto, and their respective successors or assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

         13.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         13.6 ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any such assignment that is not consented to shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.

         13.7 HEADINGS, GENDER, ETC. The headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires, (a) words of any gender are deemed to include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby," "hereto," and derivative or similar words refer to this entire Agreement; (d) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; (e) all references to "dollars" or "$" refer to currency of the United States of America; (f) the term "person" shall include any natural person, corporation, limited liability company, general partnership, limited partnership, or other entity, enterprise, authority or business organization; and (g) the term "or" is not exclusive.

         13.8 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of Parent, Merger Sub or the Company under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom.

         13.9 NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, stockholder, incorporator or partner, as such, of Parent, Merger Sub, the Company or the Surviving Corporation shall have any liability for any obligations of the parties hereto under this Agreement or for any claim based on, in respect of or by reason of such obligations or their creation.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


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





         IN WITNESS WHEREOF, this Agreement has been duly executed and deliver by the duly authorized officers of Parent, Merger Sub and the Company effective as of the date first written above.

eRESOURCE CAPITAL GROUP, INC.

By:  ____________________________
Name: Michael D. Pruitt
Title:  Chief Executive Officer

LOGISOFT ACQUISITION CORPORATION

By: ____________________________
Name: Michael D. Pruitt
Title:  Chief Executive Officer

STOCKHOLDERS:


_________________________________
Name:

Number of Shares:

Date:


LOGISOFT COMPUTER PRODUCTS, CORP.

By:  ____________________________
Name:
Title:


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